Exhibit 10.100

LOAN AGREEMENT

LOAN AGREEMENT, (this “Agreement”) dated as of February 7, 2003 between CAP ROCK ENERGY CORPORATION (“Borrower”), a corporation organized and existing under the laws of the State of Texas and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (“CFC”), a cooperative association incorporated under the laws of the District of Columbia.

RECITALS

WHEREAS, the Borrower has applied to CFC for a loan and agrees to use the proceeds thereof for the purposes set forth in Schedule 1 hereto and consistent with the Borrower’s Articles of Incorporation, Bylaws and applicable federal, state and local laws and regulations; and

WHEREAS, CFC has approved a loan to the Borrower in the aggregate principal amount of the CFC Commitment, subject to the terms and conditions stated herein; and

WHEREAS, the Borrower has agreed to execute one secured promissory note to evidence Borrower’s indebtedness to CFC under this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree and bind themselves as follows:

ARTICLE I

DEFINITIONS

Section 1. Capitalized terms that are not defined herein shall have the meanings as set forth in the Mortgage.

“Accounting Requirements” shall mean any system of accounts prescribed by a federal regulatory authority having jurisdiction over the Borrower or, in the absence thereof, the requirements of generally accepted accounting principles applicable to businesses similar to that of the Borrower.

“Advance” or “Advances” shall mean one or more advances of funds by CFC to Borrower under a Note and pursuant to the terms and conditions of this Agreement.

“Amortization Basis Date” shall mean, with respect to an Advance that Borrower elects to amortize, the date Borrower selects to begin amortizing such Advance as stated on Schedule 1 hereto, or, if not stated on Schedule 1, then such date as stated on the written funds requisition submitted by Borrower to CFC pursuant to the terms hereof.

“Business Day” shall mean any day that both CFC and the depository it utilizes for funds transfers hereunder are open for business.

“CFC Commitment” shall have the meaning as defined in Schedule 1.

“CFC Fixed Rate” shall mean the fixed rate as is then available for loans similarly classified pursuant to CFC’s policies and procedures then in effect plus fifty (50) basis points.

“CFC Fixed Rate Term” shall mean the specific period of time that a CFC Fixed Rate is in effect.

“CFC Variable Rate” shall mean the greater of a) the interest rate established for its line of credit programs and b) the rate established by CFC for variable interest rate long-term loans similarly classified pursuant to the long-term loan programs established by CFC from time to time.

“Conversion Request” shall mean a request from any duly authorized official of the Borrower, in form and substance satisfactory to CFC, that requests an interest rate conversion.

“Debt Service Coverage Ratio (“DSC”)” shall mean the ratio determined as follows: for any calendar year add (i) Operating Margins, (ii) Non-Operating Margins—Interest, (iii) Interest Expense, (iv) Depreciation and Amortization Expense for such year, and (v) cash received in respect of generation and transmission and other capital credits, and divide the sum so obtained by the sum of all payments of Principal and Interest Expense during such calendar year; provided, however, that in the event that any Long-Term Debt has been refinanced during such year the payments of Principal and Interest required to be made during such year on account of such Long-Term Debt shall be based (in lieu of actual payments required to be made on such refinanced Long-Term Debt) upon the larger of (i) an annualization of the payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding or (ii) the payment of Principal and Interest Expense required to be made during the following year on account of such refinancing debt.

“Depreciation and Amortization Expense” shall mean an amount constituting the depreciation and amortization of the Borrower computed pursuant to Accounting Requirements.

“Distributions” shall have the meaning defined in Section 5.G.

“Equity” shall mean the aggregate of Borrower’s equities and margins computed pursuant to Accounting Requirements.

“Interest Expense” shall mean an amount constituting the interest expense with respect to Total Long-Term Debt of the Borrower computed pursuant to Accounting Requirements. In computing Interest Expense, there shall be added, to the extent not otherwise included, an amount equal to 33-1/3% of the excess of Restricted Rentals paid by the Borrower over 2% of the Borrower’s Equity.

“Long-Term Debt” shall mean any amount included in Total Long-Term Debt pursuant to Accounting Requirements.

“Maturity Date”, with respect to each Note, shall mean the date set forth therein, provided, however, that if such date is not a Payment Date, then the Maturity Date shall be the Payment Date immediately preceding such date.

“Mortgage” shall have the meaning as described in Schedule 1.

“Mortgaged Property” shall have the meaning as defined in the Mortgage.

“Non-Operating Margins—Interest” shall mean the amount of non-operating margins—interest of Borrower computed pursuant to Accounting Requirements.

“Note” or “Notes” shall mean one secured promissory note executed by Borrower pursuant to this Agreement.

“Operating Margins” shall mean the amount of patronage capital and operating margins of the Borrower computed pursuant to Accounting Requirements.

“Payment Date” shall mean the last day of each of the months referred to in Schedule 1.

“Payment Notice” shall mean a notice furnished by CFC to Borrower that indicates the precise amount of each payment of principal and interest and the total amount of each payment.

“Principal” shall mean the amount of principal billed on account of Total Long-Term Debt of the Borrower as computed for purposes of the Accounting Requirements.

“Restricted Rentals” shall mean all rentals required to be paid under finance leases and charged to income, exclusive of any amounts paid under any such lease (whether or not designated therein as rental or additional rental) for maintenance or repairs, insurance, taxes, assessments, water rates or similar charges. For the purpose of this definition the term “finance lease” shall mean any lease having a rental term (including the term for which such lease may be renewed or extended at the option of the lessee) in excess of three (3) years and covering property having an initial cost in excess of $250,000 other than automobiles, trucks, trailers, other vehicles (including without limitation aircraft and ships), office, garage and warehouse space and office equipment (including without limitation computers).

“Termination Date” shall mean a date four (4) years after the date hereof.

“Total Assets” shall mean an amount constituting the total assets of the Borrower computed pursuant to Accounting Requirements.

“Total Long-Term Debt” shall mean an amount constituting the long-term debt of the Borrower computed pursuant to Accounting Requirements.

“Total Utility Plant” shall mean the amount constituting the total utility plant of the Borrower computed pursuant to Accounting Requirements.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.              The Borrower represents and warrants that:

A.            Good Standing.  The Borrower is a corporation duly incorporated, validity existing and in good standing under the laws of the state of its incorporation, is duly qualified in those states in which it is required to be qualified to conduct its business, and has corporate power to enter into and perform this Agreement, to borrow hereunder and to give security as provided for herein. The Borrower is a member in good standing of CFC.

B.            Authority.  The execution, delivery and performance by the Borrower of this Agreement, each Note and the Mortgage, and the performance of the transactions contemplated thereby, have been duly authorized by all necessary corporate action and will not violate any provision of law or of the Articles of Incorporation or Bylaws of the Borrower or result in a breach of, or constitute a default under, any agreement, indenture or other instrument to which the Borrower is a party or by which it may be bound.

C.            Litigation.  There are no suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its properties which, if adversely determined, would have a material adverse effect upon the financial condition or the business of the Borrower. The Borrower is not, to its knowledge, in default with respect to any judgment, order, rule or regulation of any court, governmental agency or other instrumentality which would have a material adverse effect on the Borrower.

D.            Financial Statements.  The balance sheet of the Borrower as at the date identified in Schedule 1, and the statement of operations of the Borrower for the period ending on said date, heretofore furnished to CFC, are complete and correct. Said balance sheet fairly presents the financial condition of the Borrower as at said date and said statement of operations fairly reflects its operations for the period ending on said date. The Borrower has no contingent obligation or unusual forward or long-term commitments except as specifically stated in said balance sheet or herein. There has been no material adverse change in the financial condition or operations of the Borrower from that set forth in said financial statements except changes disclosed in writing to CFC prior to the date hereof.

E.             Location of Properties.  All property owned by the Borrower is located in the counties identified in Schedule 1.

F.             No Other Liens.  As to property which is presently included in the description of Mortgaged Property (as that term is defined in the Mortgage), the Borrower has not, without the prior written approval of CFC, signed any security agreement or filed or permitted to be filed any financing statement with respect to assets owned by it, other than security agreements and financing statements running in favor of CFC or except as disclosed in writing to CFC prior to the date hereof.

G.            Required Approvals.  The Borrower has obtained all licenses, consents and approvals of all governmental agencies or authorities that are required to enable the Borrower to enter into this Agreement, any Note, or the Mortgage, or to perform any of its obligations provided for in such documents, including without limitation (and if applicable), any state public utilities commission, any state public service commission, and the Federal Energy Regulatory Commission.

H.            Borrower’s Legal Status.  Schedule 1 hereto accurately sets forth: (a) The Borrower’s exact legal name, (b) the Borrower’s organizational type and jurisdiction of organization, (c) the Borrower’s organizational identification number or accurate statement that the Borrower has none and (d) the Borrower’s place of business or, if more than one, its chief executive office as well as the Borrower’s mailing address if different.

I.              Survival.  All representations and warranties made by the Borrower herein or made in any certificate delivered pursuant hereto shall survive the making of the Advances and the execution and delivery to CFC of each Note.

ARTICLE III

LOAN

Section 3.1.  Advances.  CFC agrees to make, and the Borrower agrees to request, on the terms and conditions of this Agreement, Advances from time to time at the main office of CFC, or at such other place as may be mutually agreed upon, in an aggregate principal amount not to exceed the CFC Commitment.

On the Termination Date, CFC may stop advancing funds and limit the CFC Commitment to the amount advanced prior to such date. The obligation of the Borrower to repay the Advances shall be evidenced by one or more Notes. The Borrower shall give CFC written notice of the date on which each Advance is to be made.

Section 3.2.  Interest Rate and Payment.  Notes shall be payable and bear interest as follows:

A.            Payments; Maturity; Amortization.

(a)     Each Note shall have a Maturity Date that is not more than five (5) years from the date hereof, provided, however, that if such date is not a Payment Date, then the Maturity Date shall be the Payment Date immediately preceding such date.

(b)     Prior to or at the time of each Advance on a Note, Borrower shall elect an amortization method and Amortization Basis Date for principal, or shall elect not to amortize principal for such Advance.

(i) Amortizing Advances: Each Advance that the Borrower elects to amortize shall amortize over a period not to exceed thirty (30) years from the date of such Advance, provided, however, that such period shall not extend beyond the Maturity Date. The Borrower, upon receipt of an Invoice relating to an Advance, shall promptly pay interest only on each Payment Date until the first Payment Date of the first full quarter following the Amortization Basis Date. Thereafter, quarterly or monthly installments, as determined by CFC, of interest and/or principal in the amounts shown in the Payment Notice, shall be paid on each Payment Date. If not sooner paid, any amount due on account of the unpaid principal, interest accrued thereon and fees, if any, shall be due and payable on the Maturity Date. The amortization method for each Advance shall be as stated on Schedule 1 or, if not so stated, then as stated on the written requisition for such Advance submitted by Borrower to CFC pursuant to the terms hereof.

(ii) Non-Amortizing Advances: Each Advance that the Borrower elects not to amortize shall be repaid within five (5) years from the date of such Advance, or the Maturity Date, whichever is earlier. On each Payment Date, Borrower shall promptly pay interest only until the final Payment Date corresponding to the term of such Advance, or the Maturity Date (whichever is applicable), upon which date all unpaid principal, interest accrued thereon and fees, if any, shall be due and payable. If the term of a non-amortizing Advance ends on a date that is not a Payment Date, then the repayment of such Advance shall be due and payable on the Payment Date immediately preceding such date.

(c)     CFC will furnish to the Borrower a Payment Notice at least ten (10) days before each Payment Date, provided, however, that CFC’s failure to send a Payment Notice shall not constitute a waiver by CFC or be deemed to relieve Borrower of its obligation to make payments as and when due as provided for herein.

(d)     No provision of this Agreement or of any Note shall require the payment, or permit the collection, of interest in excess of the highest rate permitted by applicable law.

B.            Application of Payments.  Each payment shall be applied first to any charges other than interest or principal then due on the related Note, second to interest accrued on the principal amount to the due date of such payment on such Note (or, at the election of the holder of the Note, to the date of such payment if the same is not paid on its due date), and the balance to the reduction of principal against the Note according to an amortization schedule provided to Borrower by CFC.

C.            Election of Interest Rate and Interest Rate Computation.  Prior to each Advance on a Note, the Borrower must select in writing either a CFC Fixed Rate or the CFC Variable Rate, as follows:

(a)     CFC Fixed Rate. If the Borrower elects a CFC Fixed Rate for an Advance, then such rate shall be in effect for the CFC Fixed Rate Term selected by Borrower.   CFC shall provide the Borrower with at least sixty (60) days prior written notice of the date on which the CFC Fixed Rate is due to reprice.   Pursuant to CFC’s policies of general application for repricing, the Borrower may choose any of the Interest rate options then available for similarly classified borrowers repricing from a CFC Fixed Rate. If Borrower does not select an interest rate in writing when a CFC Fixed Rate is subject to repricing, then outstanding Advances shall reprice for the same CFC Fixed Rate Term as in effect immediately prior to the repricing, and shall bear Interest at the then prevailing CFC Fixed Rate in effect for such term. CFC agrees that its long-term loan policies will include a fixed interest rate option until the Maturity Date. For any Advance, the Borrower may not select a CFC Fixed Rate with a CFC Fixed Rate Term that extends beyond the Maturity Date. Interest on amortizing Advances bearing interest at a CFC Fixed Rate shall be computed for the actual number of days elapsed on the basis of a year of 365 days, until the first day of the complete calendar quarter following the Amortization Basis Date. Thereafter, Interest shall be computed on the basis of a 30-day month and 360-day year. Interest on non-amortizing Advances bearing interest at a CFC Fixed Rate shall be computed for the actual number of days elapsed on the basis of a year of 365 days.

(b)     CFC Variable Rate.   If the Borrower elects the CFC Variable Rate for an Advance, then such CFC Variable Rate shall apply until the Maturity Date, unless the Borrower elects to convert to a CFC Fixed Rate pursuant to the terms hereof. Interest on Advances bearing interest at the CFC Variable Rate shall be computed for the actual number of days elapsed on the basis of a year of 365 days.

Section 3.3.  Conversion of Interest Rates.

A.            CFC Variable Rate to a CFC Fixed Rate.  The Borrower may at any time convert from the CFC Variable Rate to a CFC Fixed Rate by submitting to CFC a Conversion Request requesting that a CFC Fixed Rate apply to any outstanding Advance. The rate shall be equal to the rate of interest offered by CFC in effect on the date of the Conversion Request. The effective date of the new interest rate shall be a date determined by CFC pursuant to its policies of general application following receipt of the Conversion Request.

B.            CFC Fixed Rate to CFC Variable Rate.  The Borrower may at any time convert a CFC Fixed Rate to the CFC Variable Rate by: (i) submitting a Conversion Request requesting that the CFC Variable Rate apply to any outstanding Advance; and (ii) paying to CFC promptly upon receipt of an invoice any applicable conversion fee calculated pursuant to CFC’s long-term loan policies as established from time to time for similarly classified long-term loans.  The effective date of the CFC Variable Rate shall be a date determined by CFC pursuant to its policies of general application following receipt of the Conversion Request.

C.            A CFC Fixed Rate to Another CFC Fixed Rate.  The Borrower may at its option at any time convert from a CFC Fixed Rate to another CFC Fixed Rate if the Borrower: (i) submits a Conversion Request requesting that a CFC Fixed Rate apply to any outstanding loan balance on an Advance and (ii) pays to CFC promptly upon receipt of an invoice any applicable conversion fee calculated pursuant to CFC’s long-term loan policies as established from time to time for similarly classified long-term loans. The effective date of the new interest rate shall be a date determined by CFC pursuant to its policies of general application following receipt of the Conversion Request.

Section 3.4.  Prepayment. The Borrower may at any time, on not less than thirty (30) days prior written notice to CFC, prepay any Advance, in whole or in part, together with the interest accrued to the date of prepayment and any prepayment premium prescribed by CFC pursuant to its policies of general application in effect from time to time.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.  The obligation of CFC to make any Advance hereunder is subject to satisfaction of the following conditions:

A.            Legal Matters.   All legal matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to counsel for CFC and, as to all matters of local law, to such local counsel as counsel for CFC may retain.

B.            Documents.   CFC shall have been furnished with executed copies, satisfactory to CFC, of this Agreement, each Note and the Mortgage and certified copies, satisfactory to CFC, of all such corporate documents and proceedings of the Borrower authorizing the transactions hereby contemplated as CFC shall require. CFC shall have received an opinion of counsel for the Borrower addressing such legal matters as CFC shall reasonably require.

C.            Government Approvals. The Borrower shall have furnished to CFC true and correct copies of all certificates, authorizations and consents necessary for the execution, delivery or performance by the Borrower of this Agreement, each Note and the Mortgage.

D.            Representations and Warranties.  The representations and warranties contained in Article II shall (except as affected by the transactions contemplated by this Agreement) be true on the date of the making of each Advance hereunder with the same effect as though such representations and warranties had been made on such date; no Event of Default specified in Article VI and no event which, with the lapse of time or the notice and lapse of time specified in Article VI would become such an Event of Default, shall have occurred and be continuing or will have occurred after giving effect to the Advance on the books of the Borrower, there shall have occurred no material adverse change in the business or condition, financial or otherwise, of the Borrower; and nothing shall have occurred which in the opinion of CFC materially and adversely affects the Borrower’s ability to meet its obligations hereunder.

E.             Mortgage Filing.  The Mortgage (and any amendments, supplements or restatements as CFC may require from time to time) shall have been duly recorded as a mortgage on real property and duly filed, recorded or indexed as a security interest in personal property wherever CFC shall have requested, all in accordance with applicable law, and the Borrower shall have paid all applicable taxes, recording and filing fees and caused satisfactory evidence thereof to be furnished to CFC.

F.             Requisitions.  Borrower shall have requested the Advance in writing by submitting its requisition to CFC in form and substance satisfactory to CFC.

G.            Other Information.  Borrower shall have furnished such other Information, which shall be in form and substance satisfactory to CFC, as CFC may reasonably require, including but not limited to (a) information regarding the specific purpose for an Advance and the use thereof, (b) feasibility studies, cash flow projections, financial analyses and pro forma financial statements sufficient to demonstrate to CFC’s reasonable satisfaction that after giving effect to the Advance requested, Borrower shall continue to achieve the DSC ratio set forth in Section 5.B. herein, to meet all of its debt service obligations, and otherwise to perform and to comply with all other covenants and conditions set forth in this Agreement, and (c) any other information as CFC may reasonably request.   CFC’s obligation to make any Advance hereunder is conditioned upon prior receipt and approval of Borrower’s written requisition and other information and documentation, if any, as CFC may have requested pursuant to this paragraph.

H.            Special Conditions.  Borrower shall have complied with any special conditions listed in Schedule 1.

ARTICLE V

COVENANTS

Section 5. After the date hereof and until payment in full of all Notes and performance of all obligations of the Borrower hereunder:

A.            Membership. Borrower agrees that it will remain a member in good standing of CFC.

B.            Financial Ratios; Design of Rates.  The Borrower, subject to events in the judgment or CFC to be beyond the control of the Borrower, shall so operate and manage its business as to achieve a DSC of not less than 1.35 on a consolidated basis, said DSC ratio being determined by averaging the two highest annual ratios during the most recent three calendar years. The Borrower shall design its rates so that such ratio will be achieved. The Borrower shall not decrease its rates for electric service if it has failed to achieve a DSC of 1.35 on a consolidated basis for the calendar year prior to such reduction subject only to an order from a regulatory body properly exercising jurisdiction over the Borrower.

C.            Annual Certificates.  Within one hundred twenty (120) days after the close of each calendar year, commencing with the year in which the Initial Advance hereunder shall have been made, Borrower will deliver to CFC a written statement, in form and substance satisfactory to CFC, signed by Borrower’s General Manager, stating that during such year, and that to the best of said person’s knowledge, the Borrower has fulfilled all of its obligations under this Agreement, each Note, and the Mortgage throughout such year or, if there has been a default in the fulfillment of any such obligations, specifying each such default known to said person and the nature and status thereof. Borrower shall deliver to CFC within one hundred twenty (120) days of CFC’s written request, which shall be no more frequently than once every year, a certification, in form and substance satisfactory to CFC, regarding the condition of the Mortgaged Property both in a form and prepared by a professional engineer satisfactory to CFC. Borrower shall also deliver to CFC such other information as CFC may reasonably request from time to time.

D.            Notice.  Borrower agrees that it will not, directly or indirectly, without giving written notice to CFC thirty (30) days prior to the effective date of any change:

(a)                                  Change of Location of Place of Business or Chief Executive Office.  Change the location of Borrower’s place of business or, if more than one, its chief executive office.

(b)                                 Change of Name. Change the name of Borrower.

(c)                                  Change of Mailing Address. Change the mailing address of Borrower.

(d)                                 Change of Organizational Identification Number.   Change its organizational identification number if it has one.

E.             Financial Books; Financial Reports; Right of Inspection. Borrower will at all times keep, and safely preserve, proper books, records and accounts in which full and true entries will be made of all of the dealings, business and affairs of the Borrower, in accordance with generally accepted accounting principles. The Borrower will prepare and furnish CFC from time to time, not later than thirty (30) days from the last day of each month, financial and statistical reports on its condition and operations for the previous month.   All of such reports shall be in such form and include such information as may be specified by CFC, including without limitation an income statement, balance sheet and rolling 12 month cash flow statement. Within one hundred twenty (120) days of the end of each calendar year during the term hereof, Borrower shall furnish to CFC a full and complete report of its financial condition and statement of its operations as of the end of such calendar year, in form and substance satisfactory to CFC. In addition, within one hundred twenty (120) days of the end of each Borrower’s fiscal years during the term hereof, Borrower shall furnish to CFC a full and complete report of its financial condition and statement of its operations on a consolidated and consolidating basis as of the end of such fiscal year, audited and certified by independent certified public accountants nationally recognized or otherwise satisfactory to CFC and accompanied by a report of such audit in form and substance satisfactory to CFC. CFC, through its representatives, shall at all times during reasonable business hours and upon prior notice have access to, and the right to inspect and make copies of, any or all books, records and accounts, and any or all invoices, contracts, leases, payrolls, canceled checks, statements and other documents and papers of every kind belonging to or in the possession of the Borrower or in anyway pertaining to its property or business.

F. Limitations on Mergers and Sale, Lease or Transfer of Capital Assets; Application of Proceeds. The Borrower may consolidate with, merge, or sell all or substantially all of its business or assets, to another entity or person provided such action is either approved, as is evidenced by the prior written consent of CFC, or the purchaser, successor or resulting corporation is or becomes a member in good standing of CFC and assumes the due and punctual payment of the Notes and the due and punctual performance of the covenants contained in the Mortgage and this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Borrower does not obtain the written consent of CFC prior to consolidating with, merging or selling all or substantially all of its business assets to another entity or person, then CFC may stop advancing funds and limit the CFC Commitment to the amount advanced as of the effective date of such consolidation, merger or sale. If no Event of Default (and no event which with notice or lapse of time and notice would become an Event of Default) shall have occurred and be continuing, Borrower may, without the prior written consent of CFC, sell, lease or transfer any capital asset in exchange for fair market value consideration paid to the Borrower if the value of such capital asset is less than five percent (5%) of Total Utility Plant and the aggregate value of capital assets sold, leased or transferred in any 12-month period is less than ten percent (10%) of Total Utility Plan. Subject to the terms of the Mortgage, if the Borrower does sell, lease or transfer any capital assets, then the proceeds thereof (less ordinary and reasonable expenses incident to such transaction) shall immediately (i) be applied as a prepayment of the Notes, to such installments as may be designated by CFC at the time of any such prepayment; (ii) in the case of dispositions of equipment, material or scrap, applied to the purchase of other property useful in the Borrower’s business, although not necessarily of the same kind as the property disposed of, which shall forthwith become subject to the lien of the Mortgage; or (iii) applied to the acquisition or construction of other property or in reimbursement of the costs of such property.

G.            Limitation on Dividends, Patronage Refunds and Other Distributions.

(a)     The Borrower may make Distributions in any calendar year if, after giving effect to the Distribution, the total Equity of the Borrower will be at least twenty percent (20%) of its Total Assets.

(b)     If, after giving effect to the Distribution, the total Equity of the Borrower will be less than twenty percent (20%) of its Total Assets, then the Borrower may nevertheless make Distributions of up to thirty percent (30%) of its total margins for the preceding calendar year.

(c)     Notwithstanding anything to the contrary in subparagraphs (a) and (b) above, the Borrower shall not make any Distribution without the prior written consent of CFC if (i) a payment default or other Event of Default under this Agreement has occurred and is continuing, or (ii) after giving effect to the Distribution, the Borrower’s total current and accrued assets would be less than its total current and accrued liabilities, or (iii) such Distribution would be in excess of the Distributions permitted by subparagraphs (a) or (b), above.

(d)     For purposes of this paragraph H., the term “Distribution” means any dividend, patronage refund, patronage capital retirement or cash distribution to its members, stockholders or consumers (including but not limited to any general cancellation or abatement of charges for electric energy or services furnished by the Borrower). The term “Distribution” shall not include (i) a distribution by the Borrower to the estate of a deceased patron, (ii) repayment by the Borrower of a membership fee upon termination of a membership, or (iii) any rebate to a patron resulting from a cost abatement received by the Borrower, such as a reduction of wholesale power cost previously incurred.

H.            Limitations on Loans, Investments and Other Obligations.

(a)     The Borrower shall not, without first obtaining the written approval of CFC: (i) purchase or make any commitment to purchase any stock, bonds, notes, debentures, or other securities or obligations of or beneficial interests in, (ii) make any other investment in, (iii) make any loan to, or (iv) guarantee, assume, or otherwise become liable for any obligation of any corporation, association, partnership, joint venture, trust, government or any agency or department thereof, or any other entity of any kind if the aggregate amount of all such purchases, investments, loans and guarantees exceeds the greater of fifteen percent (15%) of Total Utility Plant or fifty percent (50%) of Equity.

(b)     The following shall not be included in the limitation of purchases, investments, loans and guarantees in (a) above: (i) bonds, notes, debentures, stock, or other securities or obligations issued by or guaranteed by the United States government or any agency or instrumentality thereof: (ii) bonds, notes, debentures, stock, commercial paper, subordinated capital certificates, or any other security or obligation of institutions whose senior unsecured debt obligations are rated by at least two nationally recognized rating organizations in either of their two highest categories; (iii) investments incidental to loans made by CFC; and (iv) any deposit that is fully insured by the Federal Government.

(c)     In no event may the Borrower take any action pursuant to subsection (a) when there is: (i) unpaid any due installment of principal and/or interest on a Note; or (ii) Borrower has failed to meet the financial ratio tests in Section 5.B. herein.

I.              Funds Requisition; Use of Proceeds. Borrower agrees (a) that CFC may rely conclusively upon the interest rate option, interest rate term and other written instructions submitted to CFC in Borrower’s written request for an Advance hereunder, (b) that such instructions shall constitute a covenant under this Agreement to repay the Advance in accordance with such instructions, the applicable Note, the Mortgage and this Agreement, (c) to request Advances only for the purposes set forth herein, and (d) to use the proceeds thereof only in accordance with the terms hereof.

J.             Organizational Change. Borrower agrees that it will not, directly or indirectly, without the prior written consent of CFC change its type of organization, jurisdiction of organization or other legal structure.

K.            Special Covenants. Borrower agrees to comply with any special covenant(s) identified in Schedule 1.

ARTICLE VI

EVENTS OF DEFAULT

Section 6. The following shall be Events of Default under this Agreement:

A.            Representations and Warranties.  Any representation or warranty made by the Borrower herein, in the Mortgage or in any certificate or financial statement furnished to CFC hereunder which shall prove to be false or misleading in any material respect;

B.            Payment.  Borrower shall fail to pay any amount due under the terms of a Note or this Agreement within five (5) Business Days of when the same is be due and payable, whether by acceleration or otherwise;

C.            Other Covenants.  Default by the Borrower in the observance or performance of any other covenant or agreement contained in this Loan Agreement, in a Note or the Mortgage, which shall continue for thirty (30) calendar days after written notice thereof shall have been given to the Borrower by CFC;

D.            Corporate Existence.  The Borrower shall forfeit or otherwise be deprived of its corporate charter, franchises, permits, easements, consents or licenses required to carry on any material portion of its business;

E.             Other Obligations.  Default by the Borrower in the payment of any obligation, whether direct or contingent, for borrowed money or in the performance or observance of the terms of any instrument pursuant to which such obligation was created or securing such obligation;

F.             Bankruptcy.  The Borrower shall file a petition in bankruptcy or be adjudicated bankrupt or insolvent, or shall make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver of itself or of its property, or shall institute proceedings for its reorganization, or proceedings instituted by others for its reorganization shall not be dismissed within sixty (60) days after the institution thereof;

G.            Dissolution or Liquidation.  Other than as provided in subsection F. above, the dissolution or liquidation of the Borrower, or failure by the Borrower promptly to forestall or remove any execution, garnishment or attachment of such consequence as will impair its ability to continue its business or fulfill its obligations and such execution, garnishment or attachment shall not be vacated within sixty (60) days. The term “dissolution or liquidation of the Borrower”, as used in this subsection, shall not be construed to include the cessation of the corporate existence of the Borrower resulting either from a merger or consolidation of the Borrower into or with another corporation following a transfer of all or substantially all its assets as an entirety, under the conditions set forth in Section 5.F.

H.            Final Judgment.  A final judgment in excess of $100,000.00 shall be entered against the Borrower and shall remain unsatisfied or without a stay for a period of sixty (60) days.

ARTICLE VII

REMEDIES

Section 7.  If any of the Events of Default listed in Section 6 hereof shall occur after the date of this Agreement and shall not have been remedied, then CFC may pursue all rights and remedies available to CFC that are contemplated by this Agreement, the Mortgage or any of the Notes in the manner, upon the conditions, and with the effect provided in this Agreement, the Mortgage or any of the Notes, including, but not limited to, a suit for specific performance, injunctive relief, damages or to declare all unpaid principal outstanding on the Note, all accrued and unpaid interest thereon, and all other Obligations to be immediately due and payable and the same shall thereupon become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Nothing herein shall limit the right of CFC to pursue all rights and legal and equitable remedies available to a creditor following the occurrence of an Event of Default listed in Section 6 hereof. Each right, power and remedy of CFC shall be cumulative and concurrent, and recourse to one or more rights or remedies shall not constitute a waiver of any other right power or remedy.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.  Notices.  All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing (including, without limitation, by telecopy) and delivered or telecopied to the intended recipient at the “Address for Notices” specified below, or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a telecopied or mailed notice, upon receipt, in each case given or addressed as provided for herein. The Address for Notices of the respective parties are as follows:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, Virginia 20171-3025
Attention: Senior Vice President – Member Services

Fax: (703) 709-6776

Borrower: The address set forth in Schedule 1

Section 8.2.  Expenses.  The Borrower will pay all costs and expenses of CFC, including reasonable fees of counsel, incurred in connection with the enforcement of this Agreement, the Note(s), the Mortgage and the other instruments provided for herein or with the preparation for such enforcement if CFC has reasonable grounds to believe that such enforcement may be necessary.

Section 8.3.  Late Payments.  If payment of any amount due hereunder is not received at CFC’s office in Herndon, Virginia, or such other location as CFC may designate to the Borrower within five (5) Business Days after the due date thereof or such other time period as CFC may prescribe from time to time in its policies of general application in connection with any late payment charge (such unpaid amount being herein called the “delinquent amount”, and the period beginning after such due date until payment of the delinquent amount being herein called the “late-payment period”), the Borrower will pay to CFC, in addition to all other amounts due under the terms of a Note, the Mortgage and this Agreement, any late-payment charge as may be fixed by CFC from time to time on the delinquent amount for the late-payment period.

Section 8.4.  Filing Fees.  To the extent permitted by law, the Borrower agrees to pay all expenses of CFC (including the fees and expenses of its counsel) in connection with the filing or recordation of the Mortgage, all financing statements and instruments as may be required by CFC in connection with this Agreement, including, without limitation, any supplements, amendments or restatements thereto, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to recordation of any document or instrument in connection herewith. Borrower agrees to save harmless and indemnify CFC from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs, or any other expenses incurred by CFC in connection with this Agreement. The provisions of this subsection shall survive the execution and delivery of this Agreement and the payment of all other amounts due hereunder or due on a Note.

Section 8.5.  No Waiver.  No failure on the part of CFC to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by CFC of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 8.6. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)           THE PERFORMANCE AND CONSTRUCTION OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

(b)           BORROWER HEREBY SUBMIT(S) TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES COURTS LOCATED IN VIRGINIA AND OF ANY STATE COURT SO LOCATED FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE ESTABLISHING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE BORROWER AND CFC HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7.   Holiday Payments.   If any payment to be made by the Borrower hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

Section 8.8. Modifications.  No modification or waiver of any provision of this Agreement or a Note, and no consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing by the party granting such modification, waiver or consent.

Section 8.9. Merger and Integration.  This Agreement (including the Recitals and all exhibits and schedules hereto), the instructions contained in the written funds requisition statement with respect to each Advance, and matters incorporated by reference herein together contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby.

Section 8.10. Headings.  The headings and sub-headings contained in the tilting of this Agreement are intended to be used for convenience only and do not constitute part of this Agreement.

Section 8.11. Severability.  If any term, provision or condition, or any part thereof, of this Agreement, any Note or the Mortgage shall for any reason be found or held invalid or unenforceable by any governmental agency or court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement, any Note, and the Mortgage shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

Section 8.12. Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, CFC is hereby authorized at any time and from time to time, without prior notice to the Borrower, to exercise rights of setoff or recoupment and apply any and all amounts held, or hereafter held, by CFC or owed to the Borrower or for the credit or account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing hereunder or under any Note. CFC agrees to notify the Borrower promptly after any such setoff or recoupment and the application thereof, provided that the failure to give such notice shall not affect the validity of such setoff, recoupment or application. The rights of CFC under this section are in addition to any other rights and remedies (including other rights of setoff or recoupment) which CFC may have. Borrower waives all rights of setoff, deduction, recoupment or counterclaim.

Section 8.13. Rescission Fee. The Borrower may elect not to borrow all or any portion of the CFC Commitment in which event CFC shall release the Borrower from its obligations hereunder, provided the Borrower complies with such terms and conditions as CFC may impose for such release including, without limitation, payment of any rescission fee that CFC may from time to time prescribe, pursuant to its policies of general application.

Section 8.14. Prior Loan Documents.  It is understood and agreed that with respect to all long-term-loan agreements previously entered into by and between CFC and Borrower, and all promissory notes thereto secured under the Mortgage (both hereinafter being referred to as “Prior Loan Documents”) the Borrower shall be required, after the date hereof, to meet reporting and financial covenants as set forth in this Agreement rather than those set forth in the Prior Loan Documents. In the event of any conflict between any reporting and financial covenant set forth in a Prior Loan Document and any reporting and financial covenant in this Agreement, the requirements as set forth in this Agreement shall apply. Nothing in this section shall, however, eliminate or modify any special condition, special affirmative covenant or special negative covenant, If any, unless specifically agreed to in writing by CFC. Furthermore, the interest rate and amortization options available to Borrower as set forth in this Agreement shall supersede the interest rate and amortization options as set forth in any Prior Loan Documents. For purposes of the foregoing, this Agreement shall be deemed to be an amendment to all Prior Loan Documents.

Section 8.15. Consent, Waivers, etc.  It is understood and agreed that all waivers, consents and authorizations previously agreed to by CFC and made to Cap Rock, including, but not limited to, those attached as Exhibit A hereto, shall continue in full force and effect and shall be applicable to Borrower as they were to Cap Rock in accordance with the terms and limitations set forth in each such waiver, consent and authorization.

Section 8.16. Schedule 1.   Schedule 1 attached hereto is an integral part of this Agreement.

Section 8.17. Exhibit A.  Exhibit A attached hereto is an integral part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CAP ROCK ENERGY CORPORATION
(SEAL)

		By:	/s/ Russell E Jones

		Title:	CO-CHAIRMAN

Attest:	/s/ Ronald W. Lyon
Secretary

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

(SEAL)

		By:	/s/ Craig Colantoni
Assistant Secretary-Treasurer

Attest:	/s/ Kerry Rollins
Assistant Secretary-Treasurer

SCHEDULE 1

1.                                       The purpose of this loan is to term out the outstanding balance on Borrower’s currently existing line of credit with CFC bearing CFC Loan Number TX107-R-5104.

2.                                       The aggregate CFC Commitment is $28,000,000.00. Within this aggregate amount, Borrower may, at its discretion, execute one or more Notes, each Note representing a separate loan with CFC and containing a face amount and Maturity Date in accordance with the terms, conditions and provisions of this Agreement.

3.                                       The Mortgage shall mean the Consolidated and Restated Mortgage and Security Agreement, dated as of even date herewith, between the Borrower and CFC, as it may have been or shall be supplemented, amended, consolidated, or restated from time to time.

4.                                       The Payment Date months are February, May, August and November.

5.                                       The date of the Borrower’s balance sheet referred to in Section 2.D. is 12/31/01.

6.                                       The Borrower’s exact legal name is: Cap Rock Energy Corporation.

7.                                       The Borrower’s organizational type is: Domestic Business Corporation.

8.                                       The Borrower is organized under the laws of the state of: Texas.

9.                                       The Borrower’s organizational identification number is: 151540000.

10.                                 The principal place of business or, if more than one, the chief executive office of the Borrower referred to in Section 2.H. is 500 West Wall, Suite 400, Midland, Texas 79701.

11.                                 The property of the Borrower referred to in Section 3.J. is located in the counties of Andrews, Borden, Brown, Coleman, Collin, Concho, Dawson, Ector, Fannin, Fisher, Glasscock, Howard, Hunt, Irion, Martin, Mason, McCulloch, Menard, Midland, Mills, Mitchell, Nolan, Reagan, San Saba, Scurry, Sterling, Tom Green and Upton in the State of Texas.

12.                                 The address for notices to the Borrower referred to in Section 8.1 is 500 West Wall, Suite 400, Midland, Texas 79701, Attention: President/CEO, Fax: 915-684-0333.

13.                                 The special condition(s) referred to in Section 4.H. is:

(i)            Prior to, and as a condition of, the Initial Advance hereunder, Borrower shall pay to CFC an origination fee equal to seventy-five (75) basis points of the amount of the CFC Commitment.

14.                                 The special affirmative covenant(s) referred to in Section 5.K. is (are) as follows:

(i)            Borrower hereby explicitly and irrevocably instructs CFC, upon CFC’s execution of this Agreement, to make the Initial Advance under this Agreement and the Note designated by CFC Loan Number TX107-A-9052 to repay any outstanding principal, interest and other amounts outstanding under Borrower’s Perpetual Line of Credit with CFC bearing CFC Loan Number TX107-R-5104 and upon such payment to CFC, Borrower agrees that such line of credit No. TX107-R-5104 with CFC, and any agreement(s) relating thereto shall be terminated.

(ii)           Borrower shall not incur any additional indebtedness, other than that incurred through vendors and trade creditors, in the ordinary course of business without the prior written consent of CFC.

(iii)          Within sixty (60) days of the end of each of Borrower’s fiscal quarters during the term of this Agreement, Borrower shall submit a copy of its 10-Q filing to CFC.

(iv)          Within one hundred and twenty (120) days of the end of each of Borrower’s fiscal years during the term of this Agreement, Borrower shall submit a copy of its 10-K filing to CFC.

(v)           Notwithstanding anything to the contrary in Section 5.B. hereof, the Borrower, subject to events in the judgment of CFC to be beyond the control of the Borrower, shall so operate and manage its business as to achieve an annual DSC of not less than 1.35 on a consolidated basis as of the end of its 2004 fiscal year and shall maintain such ratio in each fiscal year thereafter.

15.                                 The Borrower selects the following number of Loans, the amount of each Loan, and the amortization method and/or Amortization Basis Date for each Loan:

LOAN NUMBER	AMOUNT	AMORTIZATION METHOD/BASIS DATE
TX107-A-9062	$28,000,000.00	One year principal deferral, then level debt service

EXHIBIT A

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

July 13, 1995

Mr. John Parker
NewCorp Resources, Inc.
The Vanghu Building
897 Brazos Street
Suite 700

Austin, Texas  78701

Dear Mr. Parker:

This letter will confirm that the National Rural Utilities Cooperative Finance Corporation (“CFC”) will require a debt service coverage (“DSC”) ratio of 1.20 for the proposed financing relating to NewCorp Resources, Inc.  This ratio requirement was determined on the basis of the type of CFC member that is being utilized in connection with the financing.

Please feel free to call me if you have any questions.

Sincerely,

/s/ Katherine Buhl

Katherine Buhl

Senior Loan Analyst

KMB

Woodland Park,
2201 Cooperative Way
Herndon, Virginia
20171-3025
Fax: 703-709-6700

December 13, 1995

Mr. David W. Pruitt

President and Chief Executive Officer

Cap Rock Electric Cooperative, Inc.

500 West Wall

Suite 400

Midland, Texas 79701-1601

Dear Mr. Pruitt:

RE: Transmission Facility Lease Agreement

CFC has reviewed the documents between Cap Rock Electric Cooperative, Inc., Southwestern Public Service Company (SPS), OTP, Inc., Metropolitan Life Insurance Company and Texas Commerce Bank, NA dated September 9, 1993, and the subsequent amendments to the agreement in connection with the transmission facilities lease.

CFC hereby approves Cap Rock Electric Cooperative’s execution of the September 9, 1993 Transaction Agreement and the related documents in connection with the lease of the transmission facilities. Accordingly, for purposes of compliance with Section 5(j) of the Loan Agreement dated October 24, 1995 which prohibits Cap Rock from incurring guarantee obligations in excess of 10% of total utility plant or 50% of total Equities and Margins, CFC will exclude the amount of Cap Rock’s obligations with respect to the lease transaction.

Please feel free to call me at 1-800-424-2954 if you have any questions about this approval.

Sincerely,

/s/ Katherine Buhl
Katherine Buhl
Senior Loan Analyst

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Powerful Financial Solutions

2201 Cooperative Way - Herndon, Virginia 20171-3025

http://www.nrucfc.org

703-709-6700

July 17, 1998

Mr. David Pruitt, President
Cap Rock Electric Cooperative, Inc.
500 W. Wall, Suite 400
Midland, TX 79701

Dear Mr. Pruitt:

We have finished our review of the preliminary draft of a Prospectus and Ballot/Proxy Statement (“Proxy Statement”) related to a Special Meeting of Can Rock Electric Cooperative, Inc. (“Cap Rock”) to be held on October 20, 1998. It appears that the new corporate structure proposed by the Acquisition Plan creates viable options for Cap Rock to better serve its customers in the future.

As you know, in accordance with a Second Restated Mortgage an Security Agreement (“Loan Agreement”), dated October 24, 1995, between Cap Rock and the National Rural Utilities Cooperative Finance Corporation (“CFC”), Cap Rock has pledged substantially all of its utility plant assets (“Mortgaged Assets”) to secure various CFC notes payable with present unpaid principal balances aggregating approximately $9.1 million.  According to the Proxy Statement, if the proposed acquisition plan is approved, ownership of the Mortgaged Assets will be transferred from Cap Rock to CREC, a wholly-owned subsidiary in a corporate restructuring transaction.

Based on our review of the proposed Proxy Statement, CFC has no objection to the transfer of the Mortgaged Assets to CREC, and CFC will not deem Cap Rock in default of the Loan Agreement as a result of the transfer, provided that:

•                  the transfer is made to a wholly-owned subsidiary, as described in the Proxy Statement (or, if not a wholly-owned subsidiary, in an entity otherwise acceptable to CFC); and

•                  Cap Rock and CREC execute appropriate security instruments so that CFC continues to have a first priority, perfected security interest in the Mortgaged Assets.

We look forward to working with Cap Rock as it moves forward to meet the challenges of a deregulated, competitive electric utility industry.

Very truly yours,

/s/ Lynn Midgette
Lynn Midgette
Vice President, Business Development

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Powerful Financial Solutions

2201 Cooperative Way - Herndon, Virginia 20171-3025

http://www.nrucfc.org

703-709-6700

CAP ROCK ELECTRIC
COOPERATIVE, INC.

JULY 23 1999

RECEIVED

July 20, 1999

Mr. David Pruitt
President/CEO
Cap Rock Electric Cooperative
500 West Wall, Suite 400
Midland, TX 79701-1601

Dear Mr. Pruitt:

Re: Limitations on Loans, Investments and Other Obligations

As outlined in Article V Section 5 L (a) of Cap Rock’s loan agreement with CFC:

The Borrower shall not, without first obtaining the written approval of CFC: (I) purchase or make any commitment to purchase any stock, bonds, notes, debentures, or other securities or obligations of or beneficial interests in, (ii) make any other investment in, (iii) make any loan to, or (iv) guarantee, assume or otherwise become liable for any obligation of any corporation, association, partnership, joint venture, trust, government or any agency or department thereof, or any other entity of any kind if the aggregate amount of all such purchases, investments, loans and guarantees exceeds the greater of fifteen percent (15%) of Total Utility Plant or fifty percent (50%) of Equities and Margins.

Cap Rock’s loans, investments and guarantees as of the date of this letter exceed the maximum amount without obtaining approval from CFC.

CFC is aware of the transactions to date which comprise the total amount of loans, investments and guarantees at Cap Rock.  CFC hereby provides written approval for exceeding the limitation outlined above, based on the transactions which has occurred as of the date of this letter.  Please note that any future transactions which effect the loans, investments and guarantees of Cap Rock must be approved in writing by CFC.

Please do not hesitate to contact me if you have additional questions.

Sincerely,

/s/ Cindy Tracy
Cindy Tracy
Associate Vice President

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

A Touchstone® Energy Cooperative

2201 Cooperative Way - Herndon, Virginia 20171-3025

http://www.nrucfc.org

703-709-6700

February 22, 2002

Mr. David Pruitt
President
Cap Rock Electric Cooperative, Inc.
500 West Wall Street
Suite 400
Midland, TX 79701

Re:                               Article V, Section H. Loan Agreement Waiver

Dear Mr. Pruitt:

As outlined in Article V, Section H of the Loan Agreement (“Loan Agreement”) by and between Cap Rock Electric Cooperative, Inc. (“Cap Rock”) and National Rural Utilities Cooperative Finance Corporation (“CFC”).

Subparagraph (a) provides:

“The Borrower may make Distributions in any calendar year if, after giving effect to the Distribution, the total Equity of the Borrower will be at least twenty percent (20%) of its Total Assets.”

Subparagraph (b) provides:

“If, after giving effect to the Distribution, the total Equity of the Borrower will be less than twenty percent (20%) of its Total Assets, then the Borrower may nevertheless make Distributions of up to thirty percent (30%) of its total margins for the preceding calendar year.”

Subparagraph (c) provides:

“Notwithstanding anything to the contrary in subparagraphs (a) and (b) above, the Borrower shall not make any Distribution without the prior written consent of CFC if (i) a payment default or other Event of Default under this Agreement has occurred and is continuing, or (ii) after giving effect to the Distribution, the Borrower’s total current and accrued assets would be less than its total current and accrued liabilities, or (iii) such Distribution would be in excess of the Distributions permitted by subparagraphs (a) or (b), above.”

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

A Touchstone® Energy Cooperative

2201 Cooperative Way - Herndon, Virginia 20171-3025

http://www.nrucfc.org

703-709-6700

March 15, 2002

VIA FACSIMILE

Mr. David Pruitt
President
Cap Rock Electric Cooperative, Inc.
500 West Wall Street
Suite 400
Midland, TX 79701

Re:          Line of Credit Agreement (Facility TX107-R-5104)

Dear Mr. Pruitt:

This letter is to confirm our conversations last month.  The automatic renewal provisions of Section 1 of the Line of Credit Agreement dated June 24, 1997 shall remain in full force and effect.  Therefore, provided that all other terms and conditions of the Line of Credit Agreement have been satisfied, and all other terms and conditions of any and all other Loan Agreements by and between National Rural Utilities Finance Corporation and Cap Rock Electric Cooperative, Inc. have been satisfied, the Line of Credit will be automatically renewed as of June 24, 2002.

Very truly yours,

/s/ Elaine MacDonald
for
Lynn Midgette
Director, Portfolio Management

April 30, 2002

Lynn Midgette
Director, Portfolio Management

National Rural Utilities Cooperative Finance Corporation

Woodland Park, 2201 Cooperative Way

Herndon, Virginia 20171-3025

Re:          Transmission Facility Lease Agreement

Dear Ms. Midgette:

Previously, in December, 1995, CFC consented to and approved Cap Rock’s execution of documents necessary to finance the construction of transmission facilities through a sale/leaseback agreement that was subsequently assigned to NewCorp Resources Electric Cooperative, Inc. (“NewCorp”). NewCorp is now in the process of refinancing such transmission facilities and paying off the original lease. While the transmission facilities do not secure any debt owed by Cap Rock to CFO, NewCorp wanted to make you aware of this transaction.

NewCorp hopes to borrow approximately $50 million for the transmission facilities.  Loan payments will be same or less than lease payments now being paid; therefore the new arrangement, which will be a component of Cap Rock operating costs, will not impact Cap Rock financial status.  I would appreciate if you would indicate your agreement to consent to this new transaction by signing in the space provided below.

Should you have any questions or require further information regarding this matter, please do not hesitate to contact me.

Sincerely,

/s/ Lee D. Atkins
Lee D. Atkins
Senior Vice President/CFO

AGREED AND ACCEPTED:

National Rural Utilities Cooperative
Finance Corporation

By:	/s/ Lynn Midgette	5/9/02
	Lynn Midgette	Date:

CONSOLIDATED AND RESTATED MORTGAGE

AND

SECURITY AGREEMENT

Made By and Between

CAP ROCK ENERGY CORPORATION
500 West Wall, Suite 400, Midland, Texas 79701

Organizational ID Number: 151540000
Organizational Type: Domestic Business Corporation

Mortgagor

and

NATIONAL RURAL UTILITIES

COOPERATIVE FINANCE CORPORATION

2201 Cooperative Way, Herndon, Virginia 20171-3025

Mortgagee

Dated as of

February 7, 2003

***

THIS INSTRUMENT GRANTS A SECURITY INTEREST

IN A TRANSMITTING UTILITY.

***

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

***

THIS INSTRUMENT WAS DRAFTED BY JAMES J JABLONSKI
OF NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

MORTGAGEE’S TELEPHONE NUMBER IS 1-800-424-2954

ii

iii

CONSOLIDATED AND RESTATED MORTGAGE AND SECURITY AGREEMENT, dated as of February 7, 2003, (“Mortgage”) is made by and between cap ROCK ENERGY CORPORATION (hereinafter called the “Mortgagor”), a corporation existing under the laws of the State of Texas, and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (hereinafter called “CFC” or the “Mortgagee”), a cooperative association incorporated under the laws of the District of Columbia.

RECITALS

WHEREAS, Cap Rock Electric Cooperative, Inc. (“Cap Rock”), for value received, has heretofore borrowed funds from CFC pursuant to certain loan agreements identified in the Appendix “A” (said loan agreements being hereinafter collectively called the “Outstanding Loan Agreement”) and has accordingly heretofore duly authorized and executed, and has delivered to CFC, or has assumed the payment of, a certain mortgage note, or certain mortgage notes, all payable to the order of CFC, in installments, of which the certain mortgage note or notes (hereinafter collectively called the “Outstanding Notes”) identified in the Appendix “A” are now outstanding and held by CFC; and

WHEREAS, the Outstanding Notes are secured by the security instruments as supplemented, amended or restated (each “Original Mortgage” identified in Appendix “A” hereto, hereinafter called the Instruments Recital”) originally entered into between Cap Rock and CFC; and

WHEREAS, pursuant to the Agreement to Combine McCulloch and Cap Rock Electric Cooperatives by and between Cap Rock and McCulloch Electric Cooperative, Inc., dated as of June 30, 1999, Cap Rock purchased all of the assets and assumed all of the liabilities of McCulloch Electric Cooperative, Inc. on or about September 4, 1999 (the “McCulloch Acquisition”); and

WHEREAS, pursuant to the terms of the Original Mortgage, upon the completion of the McCulloch Acquisition, Mortgagee acquired a security interest in all of the McCulloch assets purchased by Cap Rock; and

WHEREAS, Cap Rock assigned all of its property and assets, rights privileges and franchises, except for one thousand (1000) shares of stock in Mortgagor, to Mortgagor in exchange for Mortgagor’s agreement to accept an assignment of all debts, obligations and liabilities of every kind of Cap Rock pursuant to an Assignment by end between Mortgagor and Cap Rock effective September 4, 2001 (“Assignment”); and

WHEREAS, pursuant to the Assignment, by accepting the Assignment, Mortgagor assumed all of the debts, obligations and liabilities of Cap Rock; and

WHEREAS, pursuant to the Assignment, Cap Rock transferred all of its property and assets, rights and privileges via a certain Bill of Sale dated February 5, 2002, certain Warranty Deeds all dated February 5, 2002 and certain Assignments of Easements and Rights of Way all dated February 5, 2002; and

WHEREAS, pursuant to the Assignment, Mortgagor assumed the obligations of Cap Rock under the Outstanding Loan Agreements, Outstanding Notes and each Original Mortgage; and

WHEREAS, this Mortgage, while preserving the priority of CFC’s lien under the Original Mortgage, restates and consolidates the Original Mortgage and secures the payment of Outstanding Notes and Current Notes (as identified more particularly in the Instruments Recital); and

WHEREAS, the Mortgagor has decided to borrow funds from the Mortgagee pursuant to the Current Loan Agreement;

WHEREAS, pursuant to the Current Loan Agreement, Mortgagor has duty authorized, executed and delivered to the Mortgagee one or more Current Notes to be secured by the mortgage of the property hereinafter described;

WHEREAS, the Mortgagor and the Mortgagee are authorized to enter into this Mortgage.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, do agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.   Definitions. Capitalized terms used in this Mortgage shall have the meanings specified below. Any capitalized terms used in this Mortgage and not defined below or elsewhere herein shall have the meanings assigned to them under the Uniform Commercial Code of the jurisdiction governing construction of this Mortgage, unless the context clearly requires otherwise. The terms defined herein include the plural as well as the singular and the singular as well as the plural.

Accounting Requirements shall mean any system of accounts prescribed by a federal regulatory authority having jurisdiction over the Mortgagor or, in the absence thereof, the requirements of generally accepted accounting principles applicable to businesses similar to that of the Mortgagor.

Business Day shall mean any day that both CFC and the depository institution CFC utilizes for funds transfers are both open for business.

CFC is defined in the recitals to this Mortgage and shall include its successors and assigns.

Current Loan Agreement means that certain loan agreement by and between CFC and the Mortgagor identified as such in the Instruments Recital, together with all amendments, supplements thereto and restatements thereof.

Current Notes shall mean all Notes identified as such in the Instruments Recital and issued under the Current Loan Agreement.

Equities and Margins shall mean Mortgagor’s equities and margins computed pursuant to the Accounting Requirements.

Equity shall mean the aggregate of Mortgagor’s Equities and Margins as computed pursuant to the Accounting Requirements.

Event of Default shall have the meaning specified in Section 4.01 hereof.

Excepted Property shall mean the property, if any, identified on Appendix C hereto.

Fiscal Year shall mean the fiscal year of the Mortgagor.

Instruments Recital shall mean Appendix A hereto.

Lien shall mean any statutory or common law consensual or non-consensual mortgage, pledge, security interest, encumbrance, lien, right of set off, claim or charge of any kind, including, without limitation, any conditional sale or other title retention transaction, any lease transaction in the nature thereof and any secured transaction under the Uniform Commercial Code.

Loan Agreement shall mean, collectively;

a)             the Outstanding Loan Agreement

b)            the Current Loan Agreement; and

c)                                      any other loan agreement executed by and between Cap Rock, as assumed by Mortgagor, and CFC in connection with the execution and delivery of any Notes secured hereby.

Maximum Debt Limit shall mean the amount more particularly described in Appendix A hereto.

Mortgaged Property shall have the meaning specified in Section 2.01 hereof.

Mortgagee shall mean CFC, its successor and assigns.

Note or Notes shall mean the Current Notes and any Outstanding Notes secured under this Mortgage.

Original Mortgage shall mean the meaning as further described on Appendix A, attached hereto.

Outstanding Loan Agreements shall mean those loan agreements between Cap Rock, as assumed by Mortgagor, and CFC identified as such in the Instruments Recital.

Outstanding Notes shall mean all Notes identified as such in the Instruments Recital.

Permitted Encumbrances shall mean:

(1)           any Liens for taxes, assessments or governmental charges for the currant year and taxes, assessments or governmental charges due but not yet delinquent;

(ii)           Liens for workmen’s compensation awards and similar obligations not then delinquent;

(iii)          mechanics’, laborers’, materialmen’s and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being contested in good faith;

(iv)          Liens and charges incidental to construction or current operation which have not been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel to the Mortgagor are insignificant in amount;

(v)           Liens securing obligations not assumed by the Mortgagor and on account of which it does not pay and does not expect to pay interest, existing upon real estate (or rights in or relating to real estate) over or in respect of which the Mortgagor has a right-of-way or other easement for substation, transmission, distribution or other right-of-way purposes;

(vi)          any right which the United States of America or any state or municipality or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of, or order the sale of, any property of the Mortgagor upon payment of reasonable compensation therefor, or upon reasonable compensation or conditions to terminate any franchise, license or other rights before the expiration date hereof or to regulate the property and business of the Mortgagor;

(vii)         attachment of judgment Liens covered by Insurance (to the extent of the Insurance coverage), or upon appeal and covered by bond;

(viii)        deposits or pledges to secure payment of workmen’s compensation, unemployment insurance, old age pensions or other social security;

(ix)           deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of borrowed money), leases, public or statutory obligations;

(x)            surety or appeal bonds, and other deposits or pledges for purposes of like general nature in the ordinary course of business;

(xi)           easements or reservations in respect to any property for the purpose of transmission and distribution lines and rights-of-way and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money), none of which in the opinion of counsel to the Mortgagor is such as to interfere with the proper operation of the property affected thereby;

(xii)          the burdens of any law or governmental organization or permit requiring the Mortgagor to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public land or any river, stream or other waters or relating to environmental matters;

(xiii)         any Lien or encumbrance for the discharge of which moneys have been deposited in trust with a proper depository to apply such moneys to the discharge of such Lien or encumbrances;

(xiv)        any Lien reserved as security for rent or compliance with other provisions of the lease in case of any leasehold estate made, or existing on property acquired in the ordinary course of business or in connection with Restricted Rentals permitted by Section 3.03; and

(xv)         Liens for purchase money indebtedness permitted by Section 3.03; and

(xvi)        Liens in favor of CFC.

Restricted Rentals shall mean all rentals required to be paid under finance leases and charged to income, exclusive of any amounts paid under any such lease (whether or not designated therein as rental or additional rental) for maintenance or repairs, insurance, taxes, assessments, water rates or similar charges. For the purpose of this definition, the term “finance lease” shall mean any lease having a rental term (including the term for which such lease may be renewed or extended at the option of the lessee) in excess of 3 years and covering property having an initial cost in excess of $250,000 other than automobiles, trucks, trailers, other vehicles (including without limitation aircraft and ships), office, garage and warehouse space and office equipment (including without limitation computers).

Security Interest shall mean any assignment, transfer, mortgage, hypothecation or pledge.

Subordinated Indebtedness shall mean indebtedness of the Mortgagor, payment of which shall be subordinated to the prior payment of the Notes by subordination agreement in form and substance satisfactory to the Mortgagee, which approval will not be unreasonably withheld.

Total Utility Plant shall mean the amount constituting the total utility plant of the Mortgagor computed in accordance with the Accounting Requirements.

Uniform Commercial Code shall mean the Uniform Commercial Code of the jurisdiction governing construction of this Mortgage.

Section 1.02. Construction of Mortgage. Accounting terns used in this Mortgage and not referred to above shall have the meanings assigned to them under generally accepted accounting principles. The singular shall include the plural, and vice versa, as the context requires.

ARTICLE II

SECURITY

Section 2.01. Granting Clause. In order to secure the payment of the principal of (and premium, if any) and interest on the Notes, according to their terms, and further to secure the due performance of the covenants, agreements and provisions contained in this Mortgage and the Loan Agreement, and to declare the terms and conditions upon which the Notes are to be secured, the Mortgagor, in consideration of the premises, does hereby grant, bargain, sell, alienate, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm unto the Mortgagee, all property, rights, privileges and franchises of the Mortgagor of every kind and description, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired by the Mortgagor, wherever located, and grants a security interest therein for the purposes herein expressed, except any Excepted Property, and including all and singular the following described property (all of which is hereinafter called the “Mortgaged Property”):

I

All right, title and interest of the Mortgagor in and to the electric generating plants and facilities and electric transmission and distribution lines and facilities now owned by the Mortgagor and located in the counties listed in Appendix B hereto, or hereafter constructed or acquired by the Mortgagor, wherever located, and in and to all extensions and improvements thereof and additions thereto, including any and all other property of every nature and description, used or acquired for use by the Mortgagor in connection therewith, and including, without limitation, the property described in the property schedule listed on or attached to Appendix B hereto;

II

All right, title and interest of the Mortgagor in, to and under any and all grants, privileges, rights of way and easements now owned, held, leased, enjoyed or exercised, or which may hereafter be owned, held, leased, acquired, enjoyed or exercised, by the Mortgagor for the purposes of, or in connection with, the construction or operation by or on behalf of the Mortgagor of electric transmission or distribution lines or systems, whether underground or overhead or otherwise, or of any electric generating plant, wherever located;

III

All right, title and interest of the Mortgagor in, to and under any and all licenses, ordinances, privileges and permits heretofore granted, issued or executed, or which may hereafter be granted, issued or executed, to it or to its assignors by the United States of America, or by any state, or by any county, township, municipality, village or other political subdivision thereof, or by any agency, board, commission or department of any of the foregoing, authorizing the construction, acquisition or operation of electric transmission or distribution lines or systems, or any electric generating plant or plants, insofar as the same may by law be assigned, granted, bargained, sold, conveyed, transferred, mortgaged or pledged;

IV

All right, title and interest of the Mortgagor in, to and under any and all accounts, contract rights and general intangibles (as such terms are defined in the applicable Uniform Commercial Code) heretofore or hereafter acquired by the Mortgagor, including all contracts heretofore or hereafter executed by and between the Mortgagor and any person, firm, corporation or governmental body or agency providing for the purchase, sale, exchange or transmission of electric power or energy by the Mortgagor;

V

Also, all right, title and interest of the Mortgagor in and to all other property, real or personal, tangible or intangible, of every kind, nature and description, and wheresoever situated, now owned or hereafter acquired by the Mortgagor, it being the intention hereof that all such property now owned but not specifically described herein or acquired or held by the Mortgagor after the date hereof shall be as fully embraced within and subjected to the lien hereof as if the same were now owned by the Mortgagor and were specifically described herein to the extent only, however, that the subjection of such property to the lien hereof shall not be contrary to law;

Together with all rents, income, revenues, profits, cash, proceeds and benefits at any time derived, received or had from any and all of the above-described property or business operations of the Mortgagor, to the fullest extent permitted by law.

Provided, however, that no automobiles, trucks, trailers, tractors or other vehicles (including, without limitation, aircraft or ships, if any) owned or used by the Mortgagor shall be included in the Mortgaged Property.

TO HAVE AND TO HOLD all and singular the Mortgaged Property unto the Mortgagee forever, to secure equally and ratably the payment of the principal of (premium, if any) and interest on the Notes, according to their terms, without preference, priority or distinction as to interest or principal (except as otherwise specifically provided herein) or as to lien or otherwise of any Note over any other Note by reason of the priority in time of the execution, delivery or maturity thereof or of the assignment or negotiation thereof, or otherwise, and to secure the due performance of the covenants, agreements and provisions herein and in the Loan Agreement contained, and for the uses and purposes and upon the terms, conditions, provisos and agreements hereinafter expressed and declared.

ARTICLE III

PARTICULAR COVENANTS OF THE MORTGAGOR

The Mortgagor covenants with the Mortgagee as follows:

Section 3.01. Authority to Execute and Deliver Notes and Mortgage; All Action Taken; Enforceable Obligations. The Mortgagor is authorized under its articles of incorporation and bylaws and all applicable laws and by corporate action to execute and deliver the Notes and this Mortgage; and the Notes and this Mortgage are, the valid and enforceable obligations of the Mortgagor in accordance with their respective terms.

Section 3.02. Authority to Mortgage Property; No Liens; Exception for Permitted Encumbrances; Mortgagor to Defend Title and Remove Liens. The Mortgagor warrants that it has good, right and lawful authority to mortgage the Mortgaged Property for the purposes herein expressed, and that the Mortgaged Property is free and clear of any Lien affecting the title thereto, except the lien of this Mortgage and Permitted Encumbrances. Except as to Permitted Encumbrances, the Mortgagor will, so long as any of the Notes shall be outstanding, maintain and preserve the lien of this Mortgage superior to all other Liens affecting the Mortgaged Property and will forever warrant and defend the title to the Mortgaged Property against any and all claims and demands. Subject to the provisions of Section 3.03, or unless approved by the Mortgagee, the Mortgagor will purchase all materials, equipment and replacements to be incorporated in or used in connection with the Mortgaged Property outright and not subject to any conditional sales agreement, chattel mortgage, bailment, lease or other agreement reserving to the seller any right, title or Lien. Except as to Permitted Encumbrances, the Mortgagor will promptly pay or discharge any and all obligations for or on account of which any such Lien or charge might exist or could be created and any and all lawful taxes, rates, levies, assessments, Liens, claims or other charges imposed upon or accruing upon any of the Mortgagor’s property (whether taxed to the Mortgagor or to the Mortgagee), or the franchises, earnings or business of the Mortgagor, as and when the same shall become due and payable; provided, however, that this provision shall not be deemed to require the payment or discharge of any tax, rate, levy, assessment or other governmental charge while the Mortgagor is contesting the validity thereof by appropriate proceedings in good faith and so long as it shall have set aside on its books adequate reserves with respect thereto.

Section 3.03. Additional Permitted Debt. Except as permitted by the Loan Agreement, the Mortgagor shall not incur, assume, guarantee or otherwise become liable in respect of any debt (including Subordinated Indebtedness) other than the following:

(1)                                  Purchase money indebtedness in non-electric utility property, in an amount not exceeding ten percent (10%) of Total Utility Plant or fifty percent (50%) of Equity, whichever is greater;

(2)                                  Restricted Rentals in an amount not to exceed five percent (5%) of Equity during any 12 consecutive calendar month period;

(3)                                  Unsecured current debt and lease obligations incurred in the ordinary course of business including accounts payable for goods and services; and

(4)                                  Unsecured indebtedness.

Section 3.04. Payment of Notes. The Mortgagor will duly and punctually pay the principal of (premium, if any) and interest on the Notes at the dates and places and in the manner provided therein, and all other sums becoming due hereunder.

Section 3.05. Preservation of Corporate Existence and Franchises. The Mortgagor will, so long as any of the Notes are outstanding, take or cause to be taken all such action as from time to time may be necessary to preserve its corporate existence and to preserve and renew all franchises, rights of way, easements, permits, and licenses now or hereafter to be granted or upon it conferred, and will comply with all valid laws, ordinances, regulations and requirements applicable to it or its property.

Section 3.06. Maintenance of Mortgaged Property. So long as the Mortgagor holds title to the Mortgaged Property, the Mortgagor will at all times maintain and preserve the Mortgaged Property in good repair, working order and condition, ordinary wear and tear and acts of God excepted, and in compliance with all applicable laws, regulations and orders, and will from time to time make all necessary and proper repairs, renewals, and replacements, and useful and proper alterations, additions, betterments and improvements, and will, subject to contingencies beyond its reasonable control, at all times keep its plant and properties in continuous operating condition and use all reasonable diligence to furnish the consumers served by it through the Mortgaged Property, or any part thereof, with an adequate supply of electric energy and other services furnished by the Mortgagor. If any substantial part of the Mortgaged Property is leased by the Mortgagor to any other party, the lease agreement between the Mortgagor and the lessee shall obligate the lessee to comply with the provisions of this Section in respect of the leased facilities and permit the Mortgagor to operate the leased facilities in the event of any failure by the lessee to so comply.

Section 3.07.  Insurance; Restoration of Damaged Mortgaged Property. The Mortgagor will take out, as the respective risks are incurred, and maintain the classes and amounts of insurance in conformance with generally accepted utility industry standards for such classes and amounts of coverages of utilities of the size and character of the Mortgagor.

The foregoing insurance coverage shall be obtained by means of bond and policy forms approved by regulatory authorities, and, with respect to insurance upon any part of the Mortgaged Property, shall provide (unless waived by the Mortgagee) that the insurance shall be payable to the Mortgagee as its interest may appear by means of the standard Mortgagee clause without contribution. Each policy or other contract for such insurance shall contain an agreement by the insurer that, notwithstanding any right of cancellation reserved to such insurer, such policy or contract shall continue in force for at least thirty (30) days after written notice to the Mortgagee of cancellation.

In the event of damage to or the destruction or loss of any portion of the Mortgaged Property, unless the Mortgagee shall otherwise agree, the Mortgagor shall promptly replace or restore such damaged, destroyed or lost portion so that the Mortgaged Property shall be in substantially the same condition as it was in prior to such damage, destruction or loss, and shall apply the proceeds of the insurance for that purpose.

Sums recovered under any policy or fidelity bond by the Mortgagor for a loss of funds advanced under the Notes or recovered by the Mortgagee for any loss under such policy or bond shall, unless otherwise directed by the Mortgagee, be applied to the prepayment of the Notes pro rata according to the unpaid principal amounts thereof (such prepayments to be applied to such notes and installments thereof as may be designated by the Mortgagee at the time of any such prepayment), or be used to construct or acquire facilities which will become part of the Mortgaged Property. At the request of the Mortgagee, the Mortgagor shall exercise such rights and remedies which it may have under such policy or fidelity bond and which may be designated by the Mortgagee, and the Mortgagor hereby irrevocably appoints the Mortgagee as its agent to exercise such rights and remedies under such policy or bond as the Mortgagee may choose, and the Mortgagor shall pay all costs and expenses incurred by the Mortgagee in connection with such exercise.

Section 3.08. Mortgagee Right to Expend Money to Protect Mortgaged Property. The Mortgagor agrees that the Mortgagee from time to time hereunder may in its sole discretion, but shall not be obligated to, after having given five (5) Business Days prior written notice to Mortgagor, advance funds on behalf of Mortgagor, in order to insure Mortgagor’s compliance with any covenant, warranty, representation or agreement of Mortgagor made in or pursuant to this Mortgage or any Loan Agreement, to preserve or protect any right or interest of the Mortgagee in the Mortgaged Property or under or pursuant to this Mortgage or any Loan Agreement, including without limitation, the payment of any insurance premiums or taxes and the satisfaction or discharge of any judgment or any Lien upon the Mortgaged Property or other property or assets of Mortgagor; provided, however, that the making of any such advance by the Mortgagee shall not constitute a waiver by the Mortgagee of any Event of Default with respect to which such advance is made nor relieve the Mortgagor of any such Event of Default. Notwithstanding the foregoing, if, in the sole discretion of Mortgagee, a situation arises which requires immediate action by Mortgagee to preserve and protect any of the Mortgaged Property given to secure the obligations secured by this Mortgage, Mortgagee shall be free to take such action as it reasonably deems appropriate to preserve and protect such Mortgaged Property without delivery of prior written notice to Mortgagor, or if such notice has been delivered, without waiting for the expiration of the aforementioned grace period. The Mortgagor shall pay to the Mortgagee upon demand all such advances made by the Mortgagee with interest thereon at a rate equal to the Mortgagee’s rate at such time for short-term loans but in no event shall such rate be in excess of the maximum rate permitted by applicable law. All such advances shall be included in the obligations and secured by this Mortgage.

Section 3.09. Further Assurances to Confirm Security of Mortgage. Upon the written request of the Mortgagee, the Mortgagor shall promptly make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered all such further and supplemental indentures of mortgage, deeds of trust, mortgages, financing statements and amendments thereto (including continuation statements), security agreements, pledge agreements, stock powers or other such instruments of transfer or assignment duly executed in blank, stock certificates or other securities representing any of the Mortgaged Property, instruments (including any promissory notes held or acquired by the Mortgagor, duly endorsed and assigned to the Mortgagee) and conveyances as may reasonably be requested by the Mortgagee, and take or cause to be taken all such further action as may reasonably be requested by the Mortgagee to insure the attachment, perfection and first priority of, and the ability of the Mortgagee to enforce, the Mortgagee’s lien on and security interest in any or all of the Mortgaged Property. The Mortgagor will cause this Mortgage and any and all supplemental indentures of mortgage, mortgages and deeds of trust and every security agreement, financing statement, amendment thereto (including continuation statements) and every additional instrument which shall be executed pursuant to the foregoing provisions forthwith upon execution to be recorded and filed and re-recorded and re-filed as conveyances and mortgages and deeds of trust of and security interests in real and personal property in such manner and in such places as may be required by law or reasonably requested by the Mortgagee in order to insure the attachment, perfection and first priority of, and the ability of the Mortgagee to enforce, the Mortgagee’s lien on and security interest in any or all of the Mortgaged Property.

Section 3.10. Application of Proceeds from Condemnation. In the event that the Mortgaged Property or any part thereof shall be taken under the power of eminent domain, all proceeds and avails therefrom may be used to finance construction of facilities secured or to be secured by this Mortgage. Any proceeds not so used shall forthwith be applied by the Mortgagor: first, to the ratable payment of any indebtedness secured by this Mortgage other than principal of or interest on the Notes; second, to the ratable payment of interest which shall have accrued on the Notes and be unpaid; third, to the ratable payment of or on account of the unpaid principal of the Notes, to such installments thereof as may be designated by the Mortgagee at the time of any such payment; and fourth, the balance shall be paid to Mortgagor or whoever shall be entitled thereto.

Section 3.11. Compliance with Loan Agreement. The Mortgagor will observe and perform all of the covenants, agreements, terms and conditions contained in any Loan Agreement entered into in connection with the issuance of any of the Notes, as from time to time amended.

Section 3.12. Rights of Way, etc. The Mortgagor will use its best efforts to obtain all such rights of way, easements from landowners and releases from lien holders as shall be necessary or advisable in the conduct of its business, and, if requested by the Mortgagee, deliver to the Mortgagee evidence satisfactory to it that it has obtained such rights of way, easements or releases.

Section 3.13. Mortgagor’s Legal Status. (a) The Mortgagor represents, warrants, covenants and agrees that: (i) the Mortgagor’s exact legal name is that indicated on the signature page hereof, (ii) the Mortgagor is an organization of the type and organized in the jurisdiction set forth on the first page hereof, (iii) the cover page hereof accurately sets forth the Mortgagor’s organizational identification number or accurately states that the Mortgagor has none and (iv) Section 6.04 hereof accurately sets forth the Mortgagor’s place of business or, if more than one, its chief executive office as well as the Mortgagor’s mailing address if different.

(b) (i) The Mortgagor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, without providing prior written notice to the Mortgagee at least thirty (30) days prior to the effective date of any change, (ii) if the Mortgagor does not have an organizational identification number and later obtains one, the Mortgagor will promptly notify the Mortgagee of such organizational identification number and (iii) the Mortgagor will not change its type of organization, jurisdiction of organization or other legal structure without the prior written consent of the Mortgagee.

Section 3.14. Authorization to File Financing Statements. The Mortgagor hereby irrevocably authorizes the Mortgagee at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Mortgaged Property (i) as all assets of the Mortgagor or words of similar effect, regardless of whether any particular asset comprised in the Mortgaged Property falls within the scope of Article 9 of the applicable Uniform Commercial Code, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the applicable Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Mortgagor is an organization, the type of organization and any organizational identification number issued to the Mortgagor and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Mortgaged Property relates. The Mortgagor agrees to furnish any such information to the Mortgagee promptly upon request. The Mortgagor also ratifies its authorization for the Mortgagee to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

Section 3.15. Other Actions Concerning Mortgaged Property. The Mortgagor will take any other action reasonably requested by the Mortgagee to insure the attachment, perfection and first priority of, and the ability of the Mortgagee to enforce, the Mortgagee’s lien on and security interest in any and all of the Mortgaged Property including, without limitation (a) complying with any provision of any statute, regulation or treaty of the United States as to any Mortgaged Property if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Mortgagee to enforce, the Mortgagee’s security interest in such Mortgaged Property, (b) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on Mortgaged Property, (c) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Mortgagee and (d) taking all actions required by any earlier versions of the Uniform Commercial Code or by other law, as applicable in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

ARTICLE IV

REMEDIES OF THE MORTGAGEE

Section 4.01. Events of Default: Each of the following shall be an “Event of Default”:

(a)           Payments. Failure of Mortgagor to make any payment of any installment of or on account of interest on or principal of (or premium, if any associated with) any Note or Notes for more than five (5) Business Days after the same shall be required to be made, whether by acceleration or otherwise;

(b)           Other Covenants. Failure of Mortgagor to observe or perform any covenant, condition or agreement on the part of the Mortgagor, in any of the Notes, the Loan Agreement or in this Mortgage, and such default shall continue for a period of thirty (30) days after written notice specifying such default shall have been given to the Mortgagor by the Mortgagee;

(c)           Bankruptcy. The Mortgagor shall file a petition in bankruptcy or be adjudicated a bankrupt or insolvent, or shall make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver of itself or of its property, or shall institute proceedings for its reorganization, or proceedings instituted by others for its reorganization shall not be dismissed within sixty (60) days after the institution thereof;

(d)           Dissolution or Liquidation. Other than as provided in subsection (c) above, the dissolution or liquidation of the Mortgagor, or failure by the Mortgagor promptly to forestall or remove any execution, garnishment or attachment of such consequence as will impair its ability to continue its business or fulfill its obligations and such execution, garnishment or attachment shall not be vacated within sixty (60) days;

(e)           Corporate Existence. The Mortgagor shall forfeit or otherwise be deprived of its corporate charter or franchises, permits, easements, or licenses required to carry on any material portion of its business;

(f)            Final Judgment. A final judgment in excess of $100,000 shall be entered against the Mortgagor and shall remain unsatisfied or without a stay in respect thereof for a period of sixty (60) days;

(g)           Representations and Warranties. Any representation or warranty made by the Mortgagor herein, in the Loan Agreement or in any certificate or financial statement delivered hereunder or thereunder shall prove to be false or misleading in any material respect; or

(h)           Other Obligations. Default by the Mortgagor in the payment of any obligation, whether direct or contingent, for borrowed money or in the performance or observance of the terms of any instrument pursuant to which such obligation was created or securing such obligation.

Section 4.02. Acceleration of Maturity; Rescission and Annuiment.

(a)           Defaults.  If an Event of Default described in Section 4.01 shall have occurred and be continuing, the Mortgagee may declare the principal of, and any other amounts due on account of, the Notes secured hereunder to be due and payable immediately by a notice in writing to the Mortgagor and upon such declaration, all unpaid principal (premium, if any) and accrued interest so declared shall become due and payable immediately, anything contained herein or in any Note or Notes to the contrary notwithstanding.

(b)           Rescission and Annulment.  If at any time after the unpaid principal of (premium, if any) and accrued interest on any of the Notes shall have been so declared to be due and payable, all payments in respect of principal and interest which shall have become due and payable by the terms of such Note or Notes (other than amounts due as a result of the acceleration of the Notes) shall be paid to the Mortgagee, and all other defaults hereunder and under the Notes shall have been made good and secured to the satisfaction of the Mortgagee, then and in every such case, the Mortgagee may, by written notice to the Mortgagor, annul such declaration and waive such default and the consequences thereof, but no such waiver shall extend to or affect any subsequent default or impair any right consequent thereon.

Section 4.03. Remedies of Mortgagee. If one or more of the Events of Default shall occur and be continuing, the Mortgagee personally or by attorney, in its discretion, may, to the fullest extent permitted by law:

(a)           Possession; Collection.  Take immediate possession of the Mortgaged Property, collect and receive all credits, outstanding accounts and bills receivable of the Mortgagor and all rents, income, revenues and profits pertaining to or arising from the Mortgaged Property, or any part thereof, whether then past due or accruing thereafter, and issue binding receipts therefor; and manage, control and operate the Mortgaged Property as fully as the Mortgagor might do if in possession thereof, including, without limitation, the making of all repairs or replacements deemed necessary or advisable;

(b)           Enforcement; Receiver. Proceed to protect and enforce the rights of the Mortgagee by suits or actions in equity or at law in any court or courts of competent jurisdiction, whether for specific performance of any covenant or any agreement contained herein or in aid of the execution of any power herein granted or for the foreclosure hereof or hereunder or for the sale of the Mortgaged Property, or any part thereof, or to collect the debt hereby secured or for the enforcement of such other or additional appropriate legal or equitable remedies as may be deemed necessary or advisable to protect and enforce the rights and remedies herein granted or conferred, and in the event of the institution of any such action or suit, the Mortgagee shall have the right to have appointed a receiver of the Mortgaged Property and of all rents, income, revenues and profits pertaining thereto or arising therefrom, whether then past due or accruing after the appointment of such receiver, derived, received or had from the time of the commencement of such suit or action, and such receiver shall have all the usual powers and duties of receivers in like and similar cases, to the fullest extent permitted by law, and if application shall be made for the appointment of a receiver the Mortgagor hereby expressly consents that the court to which such application shall be made may make said appointment; and

(c)           Auction.  Sell or cause to be sold all and singular the Mortgaged Property or any part thereof, and all right, title, interest, claim and demand of the Mortgagor therein or thereto, at public auction at such place in any county in which the property to be sold, or any part thereof, is located, at such time and upon such terms as may be specified in a notice of sale, which notice shall comply with all applicable law. Subject to all applicable provisions of law, any sale to be made under this subparagraph (c) of this Section 4.03 may be adjourned from time to time by announcement at the time and place appointed for such sale, and without further notice or publication the sale may be had at the time and place to which the same shall be adjourned.

Section 4.04. Application of Proceeds from Remedial Actions. Any proceeds or funds arising from the exercise of any rights or the enforcement of any remedies herein provided after the payment or provision for the payment of any and all costs and expenses in connection with the exercise of such rights or the enforcement of such remedies shall be applied first, to the ratable payment of indebtedness hereby secured other than the principal of or interest on the Notes; second, to the ratable payment of interest which shall have accrued on the Notes and which shall be unpaid; third, to the ratable payment of or on account of the unpaid principal of the Notes; and the balance, if any, shall be paid to the Mortgagor or whosoever shall be lawfully entitled thereto.

Section 4.05. Remedies Cumulative; No Election. Every right or remedy herein conferred upon or reserved to the Mortgagee shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law, or in equity, or by statute. The pursuit of any right or remedy shall not be construed as an election.

Section 4.06. Waiver of Appraisement Rights. The Mortgagor, for itself and all who may claim through or under it, covenants that it will not at any time insist upon or plead, or in any manner whatever claim, or take the benefit or advantage of, any appraisement, valuation, stay, extension or redemption laws now or hereafter in force in any locality where any of the Mortgaged Property may be situated, and the Mortgagor, for itself and all who may claim through or under it, hereby waives the benefit of all such laws unless such waiver shall be forbidden by law.

Section 4.07. Notice of Default. The Mortgagor covenants that it will give immediate written notice to the Mortgagee of the occurrence of an Event of Default.

ARTICLE V

POSSESSION UNTIL DEFAULT-DEFEASANCE CLAUSE

Section 5.01. Possession Until Default. Until some one or more of the Events of Default shall have happened, the Mortgagor shall be suffered and permitted to retain actual possession of the Mortgaged Property, and to manage, operate and use the same and any part thereof, with the rights and franchises appertaining thereto, and to collect, receive, take, use and enjoy the rents, revenues, issues, earnings, income, products and profits thereof or therefrom, subject to the provisions of this Mortgage.

Section 5.02. Defeasance. If the Mortgagor shall pay or cause to be paid the whole amount of the principal of (premium, if any) and interest on the Notes at the times and in the manner therein provided, and shall also pay or cause to be paid all other sums payable by the Mortgagor hereunder and under the Loan Agreement and shall keep and perform, all covenants herein required to be kept and performed by it, then and in that case, all property, rights and interest hereby conveyed or assigned or pledged shall revert to the Mortgagor and the estate, right, title and interest of the Mortgagee shall thereupon cease, determine and become void and the Mortgagee, in such case, on written demand of the Mortgagor but at the Mortgagor’s cost and expense, shall enter satisfaction of the Mortgage upon the record. In any event, the Mortgagee, upon payment in full by the Mortgagor of all principal of (premium, if any) and interest on the Notes and the payment and discharge by the Mortgagor of all charges due to hereunder or under the Loan Agreement, shall execute and deliver to the Mortgagor such instrument of satisfaction, discharge or release as shall be required by law in the circumstances.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Property Deemed Real Property. It is hereby declared to be the intention of the Mortgagor that any electric generating plant or plants and facilities and all electric transmission and distribution lines or other electric or non-electric systems and facilities embraced in the Mortgaged Property, including, without limitation, all rights of way and easements granted or given to the Mortgagor or obtained by it to use real property in connection with the construction, operation or maintenance of such plant, lines, facilities or systems, and all other property physically attached to any of the foregoing, shall be deemed to be real property.

Section 6.02. Mortgage to Bind and Benefit Successors and Assigns. All of the covenants, stipulations, promises, undertakings and agreements herein contained by or on behalf of the Mortgagor shall bind its successors and assigns, whether so specified or not, and all titles, rights and remedies hereby granted to or conferred upon the Mortgagee shall pass to and inure to the benefit of the successors and assigns of the Mortgagee. The Mortgagor hereby agrees to execute such consents, acknowledgments and other instruments as may be reasonably requested by the Mortgagee in connection with the assignment, transfer, mortgage, hypothecation or pledge of the rights or interests of the Mortgagee hereunder or under the Notes or in and to any of the Mortgaged Property.

Section 6.03. Headings. The descriptive headings of the various articles of this Mortgage were formulated and inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 6.04. Notices. All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Mortgage shall be given or made in writing (including, without limitation, by telecopy) and delivered or telecopied to the intended recipient at the “Address for Notices” specified, or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Mortgage, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a telecopied or mailed notice, upon receipt, in each case given or addressed as provided for herein. The Address for Notices of the respective parties are as follows:

As to the Mortgagor:

CAP ROCK ENERGY CORPORATION

500 West Wall, Suite 400

Midland, Texas 79701

Attention: President/CEO

Fax: (915) 684-0333

As to the Mortgagee:

NATIONAL RURAL UTILITIES

COOPERATIVE FINANCE CORPORATION

2201 Cooperative Way

Herndon, Virginia 20171-3025

Attention: Senior Vice President - Member Services

Fax: (703) 709-6776

Section 6.05. Severability. The invalidity of any one or more phrases, clauses, sentences, paragraphs or provisions of this Mortgage shall not affect the remaining portions hereof.

Section 6.06 Mortgage Deemed Security Agreement. To the extent that any of the property described or referred to in this Mortgage is governed by the provisions of the Uniform Commercial Code, this Mortgage is hereby deemed a “security agreement” a “financing statement” and a “fixture filing” under the Uniform Commercial Code. The Mortgagor herein is the “debtor” and the Mortgagee herein is the “secured party.” The mailing addresses of the Mortgagor as debtor and of the Mortgagee as secured party are as set forth in Section 6.04 hereof. The Mortgagor is an organization of the type and organized in the jurisdiction set forth on the first page hereof. The cover page hereof accurately sets forth the Mortgagor’s organizational identification number or accurately states that the Mortgagor has none.

Section 6.07. Indemnification by Mortgagor of Mortgagee. The Mortgagor agrees to indemnify and save harmless the Mortgagee against any liability or damages which the Mortgagee may incur or sustain in the exercise and performance of its rightful powers and duties hereunder. The obligation of Mortgagor to reimburse and indemnify the Mortgagee hereunder shall be secured by this Mortgage in the same manner as the Notes and all such reimbursements for expense or damage shall be paid to the Mortgagee with interest at the rate specified in Section 4.08 hereof.

Section 6.08. Counterparts. This Mortgage may be simultaneously executed in any number of counterparts, and all said counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

Section 6.09. Costs and Expenses: Mortgagor agrees to pay and be liable for any and all expenses, including, but not limited to reasonable attorney’s fees, court costs, receiver’s fees, costs of advertisement and agent’s compensation, incurred by Mortgagee in exercising or enforcing any of its rights hereunder. Such sums shall be secured hereby and shall be payable forthwith, with interest thereon at the rate specified in Section 3.08 hereof.

IN WITNESS WHEREOF, CAP ROCK ENERGY CORPORATION, the Mortgagor, has caused this Mortgage to be signed in its name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Mortgagee, has caused this Mortgage to be signed in its name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.

CAP ROCK ENERGY CORPORATION

(SEAL)
		By:	/s/ Russell E. Jones
		Title:	Co-Chairman

Attest:	/s/ Ronald W. Lyon
Title:	Secretary

Executed by the Mortgagor in the presence of:

/s/ Jackie Myden

/s/ Robin Willeford
Witnesses		NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

(SEAL)
		By:	/s/ Craig Colantoni
Assistant Secretary-Treasurer

Attest:	/s/ Kerry Rollins
Assistant Secretary - Treasurer

Executed by the Mortgagee in the presence of:

Robert D. Stephens
Deepmala Rastogi
Witnesses

Appendix A - Instruments Recital

The Maximum Debt Limit referred to in Section 1.01 is $200,000,000,00.

The instruments referred to in the preceding recitals are as follows:

1.             “Original Mortgage”:

Mortgage Type:	Mortgage Date:

Supplemental Mortgage and Security Agreement	05/15/73

Supplement to Supplemental Mortgage and Security Agreement	03/18/82

Restated Mortgage and Security Agreement	09/21/88

Supplement to Restated Mortgage and Security Agreement	05/17/90

Restated Mortgage and Security Agreement	03/30/93

Second Restated Mortgage and Security Agreement	10/24/95

2.             “Current Loan Agreement” la that loan agreement dated as of even date herewith.

3.             ‘Current Notes’:

Loan Designation	Loan Amount	Note Date	Maturity Date
TX 107-A-9052	$28,000,000.00	As of even date herewith	Five (5) years from the date hereof

3.             “Outstanding Loan Agreement” are those loan agreements dated as of:

Loan Designation(s)	Date of Loan Agreement
TX 107-A-9002	07/08/74 (as amended 09/21/88 and as of even date herewith)
TX 107-A-9004	07/01/75 (as amended 11/13/83, 09/21/88 and as of even date herewith)
TX 107-A-9008	04/24/78 (as amended 09/21/88 and as of even date herewith)
TX 107-A-9012	10/23/81 (as amended 11/13/86, 09/21/88 and as of even date herewith)

TX 107-A-9013	8/23/85 (as amended 9/21/88 and as of even date herewith)
TX 107-A-9014-9017	9/25/87 (as amended 9/21/88, 04/19/89 and as of even date herewith)
TX 107-A-9018-9022	03/22/90 (as amended as of even date herewith)
TX 107-A-9024	03/10/92 (as amended as of even date herewith)
TX 107-A-9025	03/10/92 (as amended as of even date herewith)
TX 107-A-9026	03/10/92 (as amended as of even date herewith)
TX 107-A-9027	03/10/92 (as amended as of even date herewith)
TX 107-A-9028-9033	03/30/93 (as amended as of even date herewith}
TX 107-A-9034-9037	03/30/93 (as amended as of even date herewith)
TX 107-A-9043 (9047 - 9048)	10/24/95 (as amended 10/28/97 and as of even date herewith)
TX 107-A-9038 & 9044-9046	06/24/97 (as amended as of even date herewith)
TX 107-A-9039-9041	12/13/94 (as amended as of even date herewith)
TX 107-A-9050-9051	06/23/00 (as amended as of even date herewith)
TX 107-R-5104	06/27/97 (as amended 06/26/00 and as of even date herewith)

5.             Outstanding Notes:

Loan Designation	Note Amount	Note Date	Maturity Date
TX 107-A-9002	$158,000.00	10/24/74 (substituted 09/21/88)	10/21/09
TX 107-A-9004	$565,000.00	08/14/75 (substituted 08/20/87 and 09/21/08)	08/14/10
TX 107-A-9008	$2,330,000.00	07/27/78 (substituted 09/21/88)	07/27/13
TX 107-A-9012	$3,692,000.00	03/18/82 (substituted 08/20/87 and 09/21/88)	03/18/17
TX 107-A-9013	$4,186,316.00	09/24/85 (substituted 09/21/88)	09/24/20
TX 107-A-9014	$5,161,290.00	09/25/87 (substituted 09/21/88 and 04/19/89)	09/25/22
TX 107-A-9015	$4,000,000.00	09/25/87 (substituted 09/21/88 and 04/19/89)	09/25/22
TX 107-A-9016	$4,000,000.00	09/25/87 (substituted 09/21/88 and 04/19/89)	09/25/22
TX 107-A-9017	$4,000,000.00	09/25/87 (substituted 09/21/68 and 04/19/89)	09/25/22
TX 107-A-9018	$4,301,075.00	03/22/90	03/22/25
TX 107-A-9019	$2,365,691.00	03/22/90	03/22/25

TX 107-A-9020	$4,301,075.00	03/22/90	03/22/25
TX 107-A-9021	$3,763,441.00	03/22/90	03/22/25
TX 107-A-9022	$3,225,806.00	03/22/90	03/22/25
TX 107-A-9024	$846,411.00	03/10/92	03/10/27
TX 107-A-9025	$846,411.00	03/10/92	03/10/27
TX 107-A-9026	$846,411.00	03/10/92	03/10/27
TX 107-A-9027	$846,411.00	03/10/92	03/10/27
TX 107-A-9028	$10,000.00	02/17/72 (substituted 03/30/93)	02/17/07
TX 1Q7-A-9030	$146,000.00	10/16/79 (substituted 03/30/93)	10/16/14
TX 107-A-9031	$641,000.00	06/04/81 (substituted 03/30/93)	06/14/16
TX 107-A-9034	$4,268,617.00	03/30/93	03/30/28
TX 107-A-9035	$4,268,617.00	03/30/93	03/30/28
TX 107-A-9036	$4,268,617.00	03/30/93	03/30/28
TX 107-A-9037	$4,268,617.00	03/30/93	03/30/28
TX 107-A-9038	$743,617.00	04/23/86 (substituted 06/24/97)	04/23/21
TX 107-A-9039	$5,072,000.00	12/13/94	12/13/29
TX 107-A-9040	$5,072,000.00	12/13/94	12/13/29
TX 107-A-9041	$5,072,000.00	12/13/94	12/13/29
TX 107-A-9044	$6,095,000.00	06/24/97	06/24/32
TX 107-A-9045	$6,095,000.00	06/24/67	06/24/32
TX 107-A-9046	$6,095,000.00	06/24/97	06/24/32
TX 107-A-9047	$4,500,000.00	10/24/95 (substituted 10/24/95)	10/24/05
TX 107-A-9048	$10,500,000.00	10/24/95 (substituted 10/24/95)	10/24/05
TX 107-A-9050	$15,000,000.00	06/23/00	06/23/35
TX 107-A-9051	$6,000,000.00	06/23/00	06/23/35

Appendix B

(a)                                  The Counties referred to in Section 2.01 are Counties of Andrews, Borden, Brown, Coleman, Collin, Concho, Dawson, Ector, Fannin, Fisher, Glassoock, Howard, Hunt, Irion, Martin, Mason, McCulloch, Menard, Midland, Mills, Mitchell, Nolan, Reagan, San Saba, Scurry, Sterling, Tom Green and Upton in the State of Texas.

(b)                                 The property referred to in the Granting Clause includes the following:

SEE ATTACHED

The Existing Electric Facilities are located in the following counties: Andrews, Dawson, Borden, Ector, Midland, Martin, Howard, Upton, Glasscock, Reagan, Sterling, Tom Green and Irion, all in Texas.

1.                                       Two tracts of land described in a deed, dated April 12,1972, by Cap Rock Refrigeration Cooperative, Inc., as grantor, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas, In Volume 143 on page 446.

2.                                       One tract of land described in a deed dated April 22, 1960, by Cap Rock Refrigeration Cooperative, Inc., as grantor, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas in Volume 82 on page 73.

3.                                       One tract of land described in a deed, dated June 5, 1956, by City of Stanton, Texas, as grantor, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas in volume 74 on page 169.

4.                                       Two tracts of land described in a deed dated January 27, 1944, by W. A. Koderli, as grantor, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas in Volume 50 on pages 94 and 95.

5.                                       One tract of land described in a deed dated October 3, 1953, by Inez W. Luce and Ova B. Webb, as grantors, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas, in Volume 75 on page 399.

6.                                       One tract of land described in a deed dated August 1, 1974, by City of Stanton, Texas, as grantor, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas in Volume 156 on page 453.

7.                                       One tract of land described in a deed dated January 13, 1975, by R. C. Stewart, and wife, Hazel Stewart, as grantors, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas in Volume 159 on page 494.

8.                                       One tract of land described in a deed dated March 24, 1975, by Ervin A. Baumann, and wife, Norma L. Baumann, as grantors, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Midland County, Texas in Volume 591 on page 689.

9.                                       One tract of land described in a deed dated May 7, 1975, by Lawrence E. Schwertner, and wife, Arla Mae Schwertner, as grantors, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Reagan County, Texas in Volume 59 on page 143.

10.                                 One tract of land described in a deed dated April 17, 1978, by Fred J. Hoelscher and wife, Ella Joy Hoelscher, as grantors to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Glasscock County, Texas, in Volume 166, page 582.

11.                                 One tract of land described in a deed dated May 8, 1978, by Cecil Wilkerson, et. al., as grantors to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Glasscock County, Texas in Volume 167, pager 628.

12.                                 One tract of land described in a deed dated May 9, 1978, by Ray B. Barrett, Jr. And wife, Patricia T. Barrett, as grantee, and recorded in the office of the County Clerk of Upton County, Texas in Volume 452, Page 30.

13.                                 One tract of land described in a deed dated June 20, 1978, by E. E. Crittenden and wife, Lottie L. Crittenden, as grantors, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Borden County, Texas, Volume 156, page 469.

14.                                 One tract of land described in a deed dated December 19, 1980, by James d. Jones and wife, Sharon Jones, as grantors, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas, Volume 202, page 694.

15.                                 One tract of land described in a deed dated February 15, 1980, by Ruth Edward Riser, as grantor, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of County Clerk of Martin County, Texas in Volume 192, page 764.

16.                                 One tract of land described in a deed dated June 4, 1981, by R.c. Stewart, as grantor, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas in Volume 208, page 727.

17.                                 One tract of land described in a deed dated January 8, 1982, by W. D. Stroud and wife, Geraldine Stroud, as grantors, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas, in Volume 215, page 659.

18.                                 One tract of land described in a deed dated March 7, 1984, by Tri-City Beverages, as grantor, to Cap Rock Electric Cooperative, Inc., as grantee, and recorded in the office of the County Clerk of Martin County, Texas in Volume 238, page 396.

Together with all plants, works, structures, erections, reservoirs, dams, buildings, fixtures and improvements now or hereafter located on any of the properties conveyed by any and all aforesaid deeds mentioned above and all tenements, hereditaments and appurtenances now or hereafter thereunto belonging or in anywise appertaining.

The description of each of the properties conveyed by and through the provisions of the aforesaid deeds is by reference made a part hereof as though fully set forth at length therein.

Together with:

All properties formerly owned by Lone Wolf Electric Cooperative, Inc., and transferred and assigned to Cap Rock Electric Cooperative, Inc., pursuant to the terms of the merger completed January 10, 1991, located in the following counties of Texas:

Howard, Borden, Scurry, Fisher, Nolan and Mitchell;

Tract I: Being the West one hundred seventy-three feet (W 173’) of Lots Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), and Twelve (12), in Block Thirty-four (34), of the Dunn, Snyder and Moar Addition of the town of Colorado City, Mitchell County, Texas, SAVE AND EXCEPT that part of Lots 11 and 12 deeded to the State of Texas for highway purposes and recorded in Volume 2, Page 231, Deed Records of Mitchell County, Texas, said Lots 7, 8, 9, 10 and the remainder of Lots 11 and 12, containing 2,096 acres of land and being more particularly described as follows:

BEGINNING at an iron pin set for the Southwest corner of Lot 7 at the intersection of Terrell Street and College Avenue;

THENCE along the East boundary line of said Terrell Street and the West boundary line of Lots 7 through 12, N. 12 deg. 11’ W. 558.65 feet to a point from whence an iron pin bears N. 12 deg. 11’E. 1.25 feet;

THENCE along the South ROW of State Highway 208 with a curve to the right with a radius of 587.28 feet a chord of S. 79 deg. 30’ E. 187.5 feet to a point from whence an iron pin bears S. 12 deg. 11’ E. 1.25 feet;

THENCE S. 12 deg 11’ E. 486.34 feet to an iron pin set on the North boundary line of College Avenue;

THENCE S. 77 deg. 49’ W. along the North line of said College Avenue 173.0 feet to the PLACE OF BEGINNING and containing 2.096 acres of land, more or less.

Tract II. That certain 5.7 acres of land, more or less, out of Section No. 46, in Block No. 26, T. & P. Ry. Co. Survey, Cert. 2/1375, in Mitchell County, Texas, conveyed by that certain Deed dated July 14, 1947, from E. H. Smith, et ux to Western Cottonoil Co., recorded in Vol. 123, Page 353, Deed Records, Mitchell County, Texas, to which Deed, and its record, reference is hereby made for all purposes, and said 5.7 acres of land is more fully described as follows:

BEGINNING at the Northwest corner of said Section No. 46;

THENCE South 13 deg. East along the Southwesterly line of said Section No. 46 and along the Northeasterly right-of-way line of the Colorado City Robert Lee Highway 208, a distance of 812 feet, to the PLACE OF BEGINNING of the tract conveyed hereby:

THENCE North 77 deg. East a distance of 520 feet to a stake for corner;

THENCE South 13 deg. East a distance of 486 feet to a stake for corner;

THENCE South 77 deg. West a distance of 500 feet to the Northeasterly line of the right-of-way said Colorado City-Robert Lee Highway No. 208, for corner;

THENCE in a Northwesterly direction along the Northeasterly line of the right-of-way of said Colorado City-Robert Lee Highway No. 208, a distance of 487 feet to the PLACE OF BEGINNING.

Tract III: Being that part of Block No. Thirty-four (34), of the Dunn, Snyder and Moar addition to the Town of Colorado City, Mitchell County, Texas, described as follows:

BEGINNING at the intersection of the West line of State Highway 208, being the Colorado City-Robert Lee Highway and the South line of said Block No. 34, being also the North line of College Avenue, for the Southeast corner of the tract thereby conveyed;

THENCE West along the South line of said block No. 34 and the North line of College Avenue, a distance of 270 feet to a point in said South line of Block No. 34, for the Southwest corner of this tract;

THENCE North on a line parallel with the West boundary line of said Block No. 34, to a point in the South line of said Highway No. 208, for the Northwest corner of this tract;

THENCE following the said line of said Highway No. 208 in a curved southerly direction to the PLACE OF BEGINNING, the tract hereby conveyed being all of that part of said Block No. 34, lying South and West of said Highway No. 208 and lying East of the tract of land heretofore conveyed to H. H. Houghston by Deed recorded in Vol 115, Page 54, of the Deed Records of Mitchell County, Texas; being the same property conveyed by Warranty Deed dated January 10, 1991, executed by Lone Wolf Electric Cooperative, Inc. as Grantor to Cap Rock Electric Cooperative, Inc. as grantee said deed being recorded in Vol. 494 at page 41 of the Official Public Records of Mitchell County, Texas; and specifically including all easements, rights of way, and other real property interests, whether of record or not, located in the counties of Howard, Borden, Scurry, Fisher, Nolan, and Mitchell, Stale of Texas;

Together with all plants, works, structures, erections, reservoirs, dams, buildings, fixtures and improvements now or hereafter located on any of the properties conveyed by any and all aforesaid deeds mentioned above or properties described above and all tenements, hereditaments and appurtenances now or hereafter thereunto belonging or in anywise appertaining.

Together with:

All properties formerly owned by Hunt-Collin Electric Cooperative, Inc., and transferred and assigned to Cap Rock Electric Cooperative, Inc., pursuant to the terms of the merger completed December 8, 1992, located in the following counties of Texas:

Collin, Fannin and Hunt;

Tract 1: Being a lot, tract or parcel of land situated in the Enos Murphy Survey, Abstract No. 647, Hunt County, Texas, and being TRACT TWO described in the Appointment of Substitute Trustee recorded in the Real Property Records of Hunt County in Volume 230 at page 86 and being more particularly described as follows:

BEGINNING at a ½ inch iron rod set at the Southwest corner of said TRACT TWO, said corner being in the center of County Road No. 2740, said point also being the Southwest corner of an 80 acre tract of land deeded to Asberry by Greenwade and recorded in Volume 487, Page 23, Hunt County Deed Records.

THENCE North 00°59’39” East 2076.66 feel to a ½ inch iron rod set in the Southwest right-of-way line of U.S. Hwy. 380, for a corner;

THENCE South 52°33’55” East with said right-of-way line 416.69 feet to a ½ inch iron rod set for a corner;

THENCE South 48°55’00” East with said right-of-way line 2699.52 feet to an iron rod set at the Northeast corner of said TRACT TWO for a corner;

THENCE South 02°23’45” West with said right-of-way line 30.35 feet to a ½ inch iron rod set at the Southeast corner of said TRACT TWO, for a corner, said corner being in the center of County Road No, 2740;

THENCE North 88°03’34” West with said center of County Road 2397.60 feet to the PLACE OF BEGINNING and containing 61.626 acres of land.

Tract 2: BEGINNING at a steel rod found at the SW corner of said 20.025 acre tract, said corner being in the Northeasterly ROW line of U.S. Hwy 69;

THENCE N 28°18’ W 1012.98 ft. along said Northeasterly ROW line and a fence to a steel rod set for a corner;

THENCE N 89°08’55” E 1181.05 ft. to a steel rod set at a fence corner at the NE corner of said 20.025 acre tract, for a corner;

THENCE S 0°10’27” E 403.59 ft. along a fence to a steel rod set in an E line of said tract;

THENCE S 15°48’08” E 276.74 ft. along a fence to a steel rod set in an E line of said 20.025 acre tract;

THENCE S 30°14’ 19” E 215.41 ft. along said fence to a steel rod found at a fence corner at the SE corner of said 20.025 acre tract, for a corner;

THENCE S 86°36’09” W 887.81 ft. along a fence in the S line of said tract to return to the PLACE OF BEGINNING and containing 19.996 acres of land.

Together with all plants, works, structures, erections, reservoirs, dams, buildings, fixtures and improvements now or hereafter located on any of the properties conveyed by any and all aforesaid deeds mentioned above or properties described above and all tenements, hereditaments and appurtenances now or hereafter thereunto belonging or in anywise appertaining.

Together with:

All properties formerly owned by McCulloch Electric Cooperative, Inc., and transferred and assigned to Cap Rock Electric Cooperative, Inc., pursuant to the terms of the merger completed June 30, 1999, located in the following counties of Texas;

Brown, Coleman, Concho, McCulloch, Mason, Menard, Mills, San Saba, and Tom Green;

1.               A certain tract of land situated in the town of Richland Springs, San Saba County, described in a certain deed, dated April 10, 1963 by Charles E. Taylor and Fanora May Taylor, as grantors and recorded on April 13, 1963 in the Office of the Clerk of County Court of San Saba County in the State of Texas in Volume 136, page 140.

2.               A certain tract of land 60’ X 60’ described in a certain deed, dated January 2, 1947 by B. F. Wilkerson and Mary Lillian Wilkerson, grantors and recorded on January 2, 1947 in the Office of Clerk of County Court of Concho County in the State of Texas in Volume 65, page 321.

3.               A certain tract of land being 2.00 acres described in a certain deed dated December 17, 1980 by Aubrey W. Harrell and Florence R. Harrell, as grantors and recorded on December 30, 1980 in the Office of the Clerk of McCulloch County in the State of Texas in Deed Records, Volume 209, page 951.

4.               A certain tract of land being 1.00 acres described in a certain deed dated January 13, 1981 by Gertrude Dutton Harrison, grantor and recorded on January 14,1981 in the Office of the Clerk of McCulloch County, in the State of Texas in Deed Records, Volume 210, Page 43.

5.               A certain tract of land being 1.52 acres described in a certain deed, dated May 26, 1981 by James R. Cromer and Alta J. Cromer, grantors and recorded on June 10,

1981 in the Office of the Clerk of San Saba County in the State of Texas in Deed Records, Volume 173, page 412.

6.               A certain tract of land being 4.72 acres described in a certain deed dated July 31, 1984, by Rod Harrell and Bille Ann Harrell, grantor and recorded on August 2, 1984 in the office of the Clerk of McCulloch County in the State of Texas to Deed Records, Volume 224, page 49.

7.               A certain tract of land being 1.001 acres of land, more or less, in J. R. Welsh Survey #2, Abstract #1334, described in that certain deed dated April 20, 1986, by Clinton W. Sedberry and wife, Ollie Sedberry, grantors, and recorded in the Office of the Clerk of San Saba County in the State of Texas in Deed Records, Volume 190, Page 438.

8.               A certain tract of land being 1.715 acres of land, more or less, in Indianola R.R. Co. Survey No. 13, Abstract No. 518 described in a certain deed, dated July 23, 1992 by Arnold R. Tyler and Judy Tyler, grantors and recorded on July 23, 1992 in the Office of the Clerk of Concho County in the State of Texas in Deed Records, Volume 152, pages 34 and 35.

Together with all plants, works, structures, erections, reservoirs, dams, buildings, fixtures and improvements now or hereafter located on any of the properties conveyed by any and all aforesaid deeds mentioned above or properties described above and all tenements, hereditaments and appurtenances now or hereafter thereunto belonging or in anywise appertaining.

Appendix C -Excepted Property

NONE

STATE OF TEXAS	)
) SS
COUNTY OF Midland	)

On this 7th day of February 2003, before me appeared Russell E. Jones and Ronald W. Lyon personally known by me and, having been duly sworn by me, did say that they are the Co-Chairman and Secretary, respectively, CAP ROCK ENERGY CORPORATION, a Texas corporation, and that the seal affixed to the foregoing instrument in the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and the said Russell E. Jones and Ronald W. Lyon acknowledged that the execution of said instrument was a free act and deed of said corporation.

IN WITNESS whereof, I have hereunto set my hand and official seal the day and year last above written.

/s/ Leslie A. Melson
(Notarial Seal)		Notary Public
LESLIE A. MELSON Notary Public STATE OF TEXAS My Comm. Exp. 06/22/2006
My commission expires:

COMMONWEALTH OF VIRGINIA	)
) SS
COUNTY OF FAIRFAX	)

BEFORE ME, a Notary Public, in and for the Commonwealth of Virginia, appeared in person CRAIG COLANTONI, Assistant Secretary-Treasurer of National Rural Utilities Cooperative Finance Corporation, a cooperative association incorporated under the laws of the District of Columbia, to me personally known, and known to be the identical person who subscribed the name of said corporation to the foregoing instrument, being by me duly sworn, and who stated that she/he is duly authorized to execute the foregoing instrument on behalf of said corporation, and further stated and acknowledged that she/he executed the foregoing instrument as a free and voluntary act and deed of said corporation for the consideration therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 23rd day of January 2003.

	/s/ Evette Johnson	Evette Johnson
(Notarial Seal)	Notary Public
Commissioned as:
My commission expires:	Evette Farmer

My Commission Expires 9/30/04

EVETTE FARMER